Exhibit 3.3

Execution Copy

ASALLIANCES BIOFUELS, LLC

LIMITED LIABILITY COMPANY AGREEMENT

Table of Contents

Article 1 General		1

1.1	Limited Liability Company Agreement	1
1.2	Certificate of Formation	1
1.3	Name	1
1.4	Principal Place of Business	2
1.5	Names of Members	2
1.6	Term of Existence	2
1.7	Duties of Members	2
1.8	Liability of Members	2
1.9	Duties of Managers and Named Officers	2
1.10	Liabilities of Managers	2
1.11	Other Ventures; Time and Attention	3

Article 2 Definitions		3

Article 3 Purpose and Character of the Business		12

Article 4 Members; Meetings; Acts		12

4.1	Place and Time of Meetings	12
4.2	Regular Meetings	12
4.3	Special Meetings	12
4.4	Notices of Meetings	12
4.5	Waiver of Notice	12
4.6	Proxies	13
4.7	Quorum; Adjourned Meetings	13
4.8	Conference Communications	13
4.9	Organization	13
4.10	Order of Business	13
4.11	Voting	13
4.12	Written Action	14
4.13	Protective Provisions	14
4.14	Actions for or on behalf of Subsidiaries	15

Article 5 New Members; Units; Certificates		16

5.1	Admission of New Members	16
5.2	Issuance of Units	16
5.3	Tax Matters Relating to Certain Options, Warrants and Profits Interests	18
5.4	No Certificates for Units	19

Article 6 Management and Operation of Company Business		19

6.1	Authority of the Members	19

i

6.2	Board of Managers	20
6.3	Number; Qualification; Term of Office; Vote	20
6.4	Place of Meetings	21
6.5	Regular Meetings	21
6.6	Special Meetings	21
6.7	Meetings Held Upon Member Demand	21
6.8	Adjournments	21
6.9	Notice of Meetings	21
6.10	Proxies	22
6.11	Quorum	22
6.12	Absent Members	22
6.13	Conference Communications	22
6.14	Acts of Managers	22
6.15	Written Action	23
6.16	Committees	23
6.17	Compensation	23
6.18	Removal and Replacement	23
6.19	Observer Rights	24

Article 7 Officers		24

7.1	Number	24
7.2	Election; Term of Office and Qualifications	25
7.3	Removal and Vacancies	25
7.4	President	25
7.5	Secretary	25
7.6	Treasurer	25
7.7	Duties of Other Officers	26
7.8	Compensation	26

Article 8 Indemnification		26

8.1	General	26
8.2	No Member Liability	27
8.3	Settlements	27
8.4	Amendments	27

Article 9 Transfers		27

9.1	Registration, Transfer and Exchange	27
9.2	Restriction on Transfers	28
9.3	Transfer by Legal Process	29
9.4	Conditions to Permitted Transfers	29
9.5	Options Incident to Sale of Controlling Interest	30
9.6	Resignation	35

Article 10 Books of Account; Reports and Fiscal Matters		36

10.1	Books; Place; Access	36
10.2	Financial Information	36
10.3	Tax Information	36
10.4	Tax Elections and Accounting	36
10.5	Tax Matters Partner	36
10.6	Tax Status	37
10.7	Required Records	37

Article 11 Capital		37

11.1	Initial Capital Contributions; Initial Interests	37
11.2	No Right to Return of Contribution	40
11.3	Subsequent Capital Contributions	41
11.4	Loans to the Company; No Interest on Capital	41
11.5	Creditor’s Interest in the Company	41
11.6	Capital Accounts	42

Article 12 Allocation of Profits and Losses		42

12.1	Capital Account Allocations	42
12.2	Tax Allocations	44
12.3	Tax Credits	44
12.4	Code Section 704(c) Allocations	44
12.5	Varying Interests During Fiscal Year	44

Article 13 Distributions		44

13.1	Distributions	44
13.2	Distributions for Tax Liabilities	45
13.3	Limitations on Distributions	45

Article 14 Dissolution and Liquidation		46

14.1	Events Causing Dissolution	46
14.2	Liquidation and Winding Up	46
14.3	No Deficit Restoration Obligation	46

Article 15 Amendment		46

Article 16 Approval of Reorganizations and Bankruptcy		47

Article 17 Representations, Warranties of the Members		47

17.1	Representations and Warranties of the Members	47

Article 18 Miscellaneous Provisions		49

18.1	Entire Agreement	49
18.2	Incorporation	49
18.3	Counterparts	50
18.4	Severability	50
18.5	Successors and Assigns	50
18.6	Notices	50
18.7	Headings	50
18.8	References	50
18.9	Governing Law	51
18.10	Third Party Benefit	51
18.11	Additional Actions and Documents	51
18.12	Specific Performance	51
18.13	Waiver of Partition	51
18.14	Pronouns	51
18.15	Arbitration	51

LIMITED LIABILITY COMPANY AGREEMENT

OF

ASALLIANCES BIOFUELS, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT is made by and among the Persons named on Schedule A (such Persons are referred to collectively as the “Members” and individually as a “Member”) as of the 6th day of February 2006 (the “Effective Date”).

WHEREAS, the undersigned desire to contribute capital and property to ASAlliances Biofuels, LLC, a Delaware limited liability company (the “Company”), thereby becoming and constituting all of the initial Members; and

WHEREAS, the Delaware Limited Liability Company Act provides that the members of a limited liability company may enter into a limited liability company agreement to establish or regulate the affairs of the limited liability company, the conduct of its business and the relations of its members; and

WHEREAS, each of the undersigned desires to enter into such an agreement;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which the Members acknowledge, the Members agree as follows:

Article 1

General

1.1 Limited Liability Company Agreement. The Members agree that this Agreement (a) constitutes the “limited liability company agreement” of the Company within the meaning of Section 18-101(7) of the Act, (b) will be effective as of the Effective Date and (c) will govern the rights, duties and obligations of the Members, except as otherwise expressly required by the Act.

1.2 Certificate of Formation. The Members adopt, approve and ratify the execution and filing in the office of the Secretary of State of the State of Delaware of the certificate of formation of the Company by Steven H. Durham, an individual resident of the State of Texas, on December 21, 2004 (as such certificate was amended on October 3, 2005 and October 20, 2005, the “Certificate of Formation”), a copy of which is attached as Exhibit 1, and acknowledge, approve and ratify his designation as an “authorized person” of the Company in the Certificate of Formation as contemplated by Section 18-201(a) of the Act.

1.3 Name. The name of the Company will be and the business will be conducted under the name of “ASAlliances Biofuels, LLC” or under such other name or names as the Board of Managers may determine. The Board of Managers is authorized to execute and deliver or file such documents and to take such actions as it may consider advisable to permit the Company to use and to ensure the Company’s right to use such name or names.

1.4 Principal Place of Business. The location of the principal place of business of the Company will be such place as the Board of Managers may from time to time determine (the “Principal Office”). The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Board of Managers deems advisable. The Board of Managers is authorized and directed to execute and deliver or file such documents and to take such actions as it may consider advisable to permit the Company to conduct its business in such states.

1.5 Names of Members. The names of the Members are as set forth on Schedule A.

1.6 Term of Existence. The Company will be formed as of the time of the filing of the Certificate of Formation in the Office of the Secretary of State of Delaware and its term of existence will be perpetual, unless earlier terminated, dissolved or liquidated in accordance with the provisions of this Agreement.

1.7 Duties of Members. The only duties of the Members to the Company or to each other in respect of the Company will be those established in this Agreement, and there will be no other express or implied duties of the Members to the Company or to each other in respect of the Company.

1.8 Liability of Members. Except as otherwise provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort, or otherwise, will be solely the debts, obligations and liabilities of the Company, and no Member will be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

1.9 Duties of Managers and Named Officers. Except as otherwise specifically provided in Section 1.10 of this Agreement, each Manager and Named Officer will owe the same fiduciary duties to the Company and the Members as the directors and officers of a corporation organized under the Delaware General Corporation Law owe to the corporation and its stockholders

1.10 Liabilities of Managers. No Manager will be personally liable to the Company or the Members for monetary damages for breach of fiduciary duty as a Manager except:

(a) for any breach of the Manager’s duty of loyalty to the Company or the Members,

(b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or

(c) for any transaction from which the Manager derived an improper personal benefit.

No amendment to or repeal of this Section 1.10 will apply to or have any effect on the liability or alleged liability of any Manager for or with respect to any acts or omissions of such Manager that occurred before such amendment or repeal.

1.11 Other Ventures; Time and Attention. The Members and Managers may, during the term of the Company, engage in and possess an interest for their respective accounts in other business ventures of every nature and description, independently or with others, and neither the Company nor any Member will have any right in or to said independent ventures or any income or profits derived from said independent ventures. No Member or Manager will be required to devote his, her or its full business time and attention to the affairs of the Company, unless such Person expressly agrees otherwise in this Agreement or another written agreement.

Article 2

Definitions

Unless the context otherwise specifies or requires, the terms defined in this Article 2 shall, for the purposes of this Agreement, have the meanings specified in this Article 2. Certain other capitalized terms are defined elsewhere in the Agreement. All defined terms may be used in the singular or the plural, as the context requires.

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Additional Capital Contribution” means each Capital Contribution made by a Capital Member to the Company pursuant to Section 11.1 hereof other than its Initial Capital Contribution.

“Additional Securities” is defined in Section 5.2.

“Affiliate” means, when used with reference to a specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (b) any Person that is an officer, director, manager, partner or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, director, manager, partner or trustee, or with respect to which the specified Person serves in a similar capacity, (c) any Person that, directly or indirectly, is the beneficial owner of ten percent or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Person, or of which the specified Person has a substantial beneficial interest in, and (d) any relative or spouse of the specified Person or any Person described in clause (a), (b) or (c) hereof.

“Agreement” means this Limited Liability Company Agreement, as it may be amended or supplemented from time to time.

“American Capital” means ACSAB, Inc., a Delaware corporation.

“Application for Payment” has the meaning set forth in the Lump Sum Design-Build Agreement between Fagen, Inc. and each of ASA Albion, LLC, ASA Bloomingburg, LLC, and ASA Linden, LLC

“ASAH” means ASAlliances Holdings, LP, a Texas limited partnership.

“Board of Managers” means the Board of Managers of the Company established pursuant to Article 6.

“Business Day” means any day except a Saturday, Sunday, or other day on which commercial banks in New York City, New York are authorized or required by law to close.

“Capital Account” is defined in Section 11.6.

“Capital Call” means a call for Capital Contributions made pursuant to Section 11.1 hereof pursuant to which each Member shall be obligated to make Capital Contributions to the Company equal to the aggregate Capital Contributions called by the Board of Managers multiplied by such Member’s Funding Percentage; provided, however, that no Capital Member shall have any obligation to make Capital Contributions to the Company in excess of its Unfunded Investment Amount.

“Capital Call Notice” is defined in Section 11.1(b).

“Capital Contribution” means the amount of money or the fair market value of any property (as agreed by the Members as of the date of contribution) contributed to the Company by any Member.

“Capital Default” is defined in Section 11.1(c).

“Capital Member” means each Member that holds Class A Units or Class B Units.

“Cargill” means Cargill Biofuels Investments, LLC, a Delaware limited liability company.

“Certificate of Formation” is defined in Section 1.2.

“Class A Member” means any Member to the extent such Member holds Class A Units.

“Class A Preferred Return” means, with respect to any Class A Member, a sum equal to ten percent per annum, determined on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days occurring in the period for which the Class A Preferred Return is being determined, compounded annually, cumulative to the extent not distributed in any given quarter pursuant to Section 13.1(a) hereof, of the average daily balance of the Undistributed Investment Amount with respect to such Member’s Class A Units from time to time during the period to which the Class A Preferred Return relates, commencing on any date the Class A Member first makes a Capital Contribution.

“Class A Unit” means an interest in the Company designated as a Class A Unit with the rights and preferences described in this Agreement.

“Class B Member” means any Member to the extent such Member holds Class B Units.

“Class B Unit” means an interest in the Company designated as a Class B Unit with the rights and preferences described in this Agreement.

“Class C Member” means any Member to the extent such Member holds Class C Units.

“Class C Unit” means an interest in the Company designated as a Class C Unit with the rights and preferences described in this Agreement.

“Class D Member” means any Member to the extent such Member holds Class D Units.

“Class D Unit” means an interest in the Company designated as a Class D Unit with the rights described in this Agreement.

“Closing Date” means February 6, 2006.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference in this Agreement to a Section of the Code will be considered also to include any subsequent amendment or replacement of that Section.

“Company” means ASAlliances Biofuels, LLC, the Delaware limited liability company formed pursuant to the filing of the Certificate of Formation and the terms of this Agreement.

“Company Offer Notice” is defined in Section 5.2(a).

“Company Offered Securities” is defined in Section 5.2(a).

“Company Offer Price” is defined in Section 5.2(a).

“Controlling Member” is defined in Section 9.5(a).

“Controlling Member Drag Along Sale” is defined in Section 9.5(c)(i).

“Controlling Member Units” is defined in Section 9.5(c)(i).

“Covering Capital Member” is defined in Section 11.1(c).

“Credit Agreement” means the Credit Agreement dated February 6, 2006 among the Subsidiaries as borrowers, ASA OpCo Holdings, LLC, as borrowers’ agent, each of the lenders from time to time party thereto, WestLB AG, New York Branch, as administrative agent, First National Bank of Omaha, as collateral agent, First National Bank of Omaha, as accounts bank, WestLB AG, New York Branch, as co-syndication agent, lead arranger, and sole lead bookrunner, First National Bank of Omaha and Standard Chartered Bank, as co-syndication agents and lead arrangers, and CIT Group Inc. and ING Bank N.V., as co-documentation agents and lead arrangers.

“Default Amount” is defined in Section 11.1(c).

“Default Contribution” is defined in Section 11.1(c).

“Distribution Percentage” means, with respect to any Member, the percentage equal to a fraction, the numerator of which is equal to the total number of such Member’s Units and the denominator of which is equal to the total number of outstanding Units of the Company. The initial Distribution Percentages of each Member shall be set forth on the initial Schedule A hereto.

“Drag Along Offer” means an irrevocable offer in writing from the Purchaser Group to the Members, other than the Drag Exercise Group, to purchase the Dragged Interests, provided that (i) upon consummation of the Drag Along Sale each Member shall receive the same form of consideration and the same percentage of the aggregate consideration such Member would have received if such aggregate consideration had been received and distributed by the Company in complete liquidation pursuant to Section 14.2(d) of this Agreement (without reduction or offset for debts or liabilities of the Company or its Subsidiaries that have been agreed to be assumed, or taken subject to, by the Purchaser Group, and as a result, have already been taken into account in the calculation of the purchase consideration), provided if a Drag Along Sale is executed with respect to less than all of the outstanding Units, then for the purposes of determining the consideration payable to each Member for its Dragged Interest the distributions that each Member would receive pursuant to Section 14.2(d) shall be calculated after reducing the distributions payable to the Members pursuant to each of Sections 13.1(a), 13.1(b), 13.1(c) and 13.1(d) to equal the amounts distributable to the Members pursuant to such Sections that are allocable to the Units being sold in the Drag Along Sale (provided (A) the Class A Preferred Return and Undistributed Investment Amount allocable to the Class A Units being sold in the Drag Along Sale shall equal (1) the aggregate unpaid Class A Preferred Return and aggregate Undistributed Investment Amount of all Class A Members, divided by (2) the number of outstanding Class A Units held by all Class A Members, multiplied by (3) the number of Class A Units being sold in the Drag Along Sale; (B) the Undistributed Investment Amount allocable to the Class B Units sold in the Drag Along Sale by Members other than the Controlling Members shall equal (1) the aggregate Undistributed Investment Amount of all Class B Members other than the Controlling Members, divided by (2) the number of outstanding Class B Units held by all Class B Members other than the Controlling Members, multiplied by (3) the number of Class B Units being sold in the Drag Along Sale by Class B Members other than the Controlling Members; and (C) the portion of the amounts payable to the Controlling Members pursuant to Section 13.1(d) allocable to the Class B Units sold by the Controlling Members in the Drag Along Sale shall equal (1) the portion of the $3,713,000 that remains to be distributed to the Controlling Members pursuant to Section 13.1(d), divided by (2) the number of outstanding Class B Units held by the Controlling Members, multiplied by (3) the number of Class B Units being sold in the Drag Along Sale by the Controlling Members), and (ii) if any Member in any Class is given an option as to the form and amount of consideration to be received, each Member in all Classes shall be given the same option.

“Drag Along Percentage” is defined in Section 9.5(b)(i)

“Drag Along Sale” is defined in Section 9.5(b)(i).

“Drag Exercise Group” is defined in Section 9.5(b)(i).

“Dragged Interests” means, for each Member other than the Drag Exercise Group, the number of such Member’s Units equal to the total number of Units held by such Member multiplied by the Drag Along Percentage.

“Effective Date” is defined in the first paragraph of this Agreement.

“Fagen” means FDC Ethanol, LLC, a Minnesota limited liability company.

“Fiscal Year” means the 12-month accounting period of the Company used for federal income tax purposes ending on December 31 of each year, or such other date as the Board of Managers may determine from time to time subject to the requirements of Code Section 706.

“Funding Date” is defined in Section 11.1(b).

“Funding Percentage” of each Capital Member shall mean, (i) on the Closing Date, the percentage set forth under “Funding Percentages At Close But Prior to Application for Payment” next to each Capital Member on Schedule A hereto, (ii) after the Closing Date but prior to the initial Application for Payment, the percentage set forth under “Funding Percentage Post-Close But Prior to First Application for Payment” next to each Capital Member on Schedule A hereto, and (iii) after the initial Application for Payment, the percentage set forth under “Funding Percentage After First Application for Payment” next to each Capital Member on Schedule A hereto.

“Indemnitee” is defined in Section 8.1(a).

“Initial Capital Contribution” is defined in Section 11.1(a).

“Investment Amount” means, with respect to any Member, the amount, if any, set forth opposite the name of such Member on Schedule A in the column entitled “Investment Amount” as the same may be increased from time to time by any Default Contributions made by the Member to the Company, and decreased by any Default Contributions made by a Covering Capital Member for such Member to the Company.

“Laminar” means Laminar Direct Capital L.P., a Delaware limited partnership.

“LLC Interest Certificate” means a certificate in the form of Exhibit 2 attached hereto, issued by the Company pursuant to Article 5 that evidences a Member’s interest in the Company.

“Manager” means a Person serving on the Board of Managers pursuant to Article 6.

“Master Agreements” means, collectively, those certain Master Agreements dated February 6, 2006 entered into by and between Cargill, Incorporated, a Delaware corporation, Cargill Commodity Services, Inc., a Delaware corporation, ASA OpCo Holdings, LLC, a Delaware limited liability company and one or more Subsidiaries of the Company.

“Members” means the Persons executing this Agreement until they cease to be Members and the Persons that are hereafter admitted to the Company as Members in accordance with this Agreement.

“Midwest” means Midwest First Financial, Inc., a Nebraska corporation.

“Minority Members” means all Persons holding Units other than the Controlling Members.

“Named Officers” is defined in Section 7.1.

“Net Cash Flow” means the gross cash proceeds from Company operations (including the proceeds from loans to the Company, from sales and dispositions of property, and from all other cash items paid to the Company), including dividends, interest and royalties, if any, less the amount thereof used to acquire Company assets and pay or establish reserves for all Company expenses, debt service payments, capital investments, payments of liabilities (direct or contingent), working capital requirements, capital improvements, repairs, replacements, expansions and contingencies, insurance premiums, or for any other purpose consistent with Article 3, all as determined by the Board of Managers.

“Non-Defaulting Capital Member” is defined in Section 11.1(c).

“Note Purchase Agreement” means the Note and Equity Purchase Agreement dated February 6, 2006 by and among the Company, American Capital Financial Services, Inc., as agent, and the purchasers named therein.

“Notes” means those certain senior secured subordinated notes in the aggregate amount of up to $62,500,000 issued by the Company to American Capital, Laminar, and USRG effective as of the Closing Date.

“Participating Member” is defined in Section 9.5(a)(ii).

“Permitted Transferee” means (i) an Affiliate of the transferring Member described in clause (a) of the definition of Affiliate as set forth in this Article 2, and (ii) an Affiliate of the transferring Member described in clauses (b), (c), and (d) of the definition of Affiliate as set forth in this Article 2 agreed to in writing by the Board of Managers prior to such Transfer, whose consent shall not be unreasonably withheld.

“Person” means any natural person, corporation, limited liability company, association, partnership (whether general or limited), joint venture, proprietorship, governmental agency, trust, estate, association, custodian, nominee or any other individual or entity, whether acting in an individual, fiduciary, representative or other capacity.

“Principal Office” is defined in Section 1.4.

“Profits” or “Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this paragraph will be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses pursuant to this paragraph will be subtracted from such taxable income or loss;

(iii) If the value of any Company asset is adjusted in compliance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment will be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

(iv) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the book value of such property for Capital Account purposes notwithstanding that the adjusted tax basis of such property differs from such value;

(v) If the value of an asset for Capital Account purposes differs from its adjusted tax basis for federal income tax purposes, depreciation, amortization and other cost recovery deductions will be taken into account in accordance with applicable Treasury Regulations, including Treasury Regulations Section 1.704-1(b)(2)(iv)(g), in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss;

(vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and will be taken into account for purposes of computing Profits and Losses; and

(vii) Any items that are specially allocated by the Board of Managers to the Member’s Capital Accounts pursuant to the provisions of Section 12.1 in order to cause the allocation of such items to be respected for federal income tax purposes will not be taken into account in computing Profits and Losses.

“Prohibited Parties” has the meaning set forth in the Master Agreements.

“Purchaser Group” means the group consisting of one or more Persons, excluding any Member or any Affiliate of a Member, that seeks to purchase Units.

“Reorganization” means (i) any consolidation or merger of the Company with or into any other Person, whether or not the Company is the surviving entity, (ii) any exchange or other transaction pursuant to which outstanding Units are converted into other securities, property or money or (iii) any sale, transfer or other disposition of all or substantially all of the Company’s assets in a single transaction or a series of related transactions. A dissolution or liquidation of the Company pursuant to Article 14 will not constitute a “Reorganization” within the meaning of this Agreement.

“Securities Act” is defined in Section 17.1(a).

“Subordinate Loan Rate” means the highest non-default rate of interest payable by the Company or any Subsidiary with respect to any of its subordinate or second lien debt; provided that if the Company and its Subsidiaries do not have any subordinate or second lien debt, then the “Subordinate Loan Rate” shall be equal to the highest non-default rate of interest payable by the Company or its Subsidiaries on any secured indebtedness.

“Subscription Agreement” and “Note and Equity Purchase Agreement” means with respect to each Member, an agreement substantially in the form attached hereto as Schedule B pursuant to the terms of which the Member has agreed to contribute its respective Investment Amount to the Company and to purchase Units.

“Subsidiaries” means collectively, ASA OpCo Holdings, LLC, a Delaware limited liability company, ASA Albion, LLC, a Delaware limited liability company, ASA Bloomington, LLC, a Delaware limited liability company and ASA Linden, LLC, a Delaware limited liability company.

“TMP” is defined in Section 10.5.

“Transfer” or “Transferred” means, with respect to a Member’s Units, whether the word is capitalized or not, the sale, assignment, transfer, encumbrance, withdrawal, mortgage, pledge, hypothecation, exchange or other disposition of any part or all of such Units, or the equity securities of a Member (and shall apply to the acquisition of equity securities in an Affiliate of a Member effected primarily with the intent of avoiding the provisions of Section 9.2), whether or not for value and whether such disposition is voluntary, involuntary, by operation of law or otherwise.

“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code. Any reference in this Agreement to a Section of the Treasury Regulations will be considered also to include any subsequent amendment or replacement of that Section.

“Undistributed Investment Amount” means, with respect to a Member, the aggregate Capital Contributions made by such Member (including such Member’s Initial Capital Contribution, Additional Capital Contributions, and any Default Contributions), minus the distributions to such Member pursuant to Section 13.1(b) and/or Section 13.1(c).

“Unfunded Investment Amount” means, with respect to a Capital Member, the Investment Amount of such Capital Member, minus the aggregate Capital Contributions made by the Capital Member to the Company pursuant to Section 11.1 hereof (including such Capital Member’s Initial Capital Contribution and any Additional Capital Contributions or Default Contributions made by the Capital Member to the Company).

“Units” refers generally to the interests of the Members in the Company. The term “Units” includes the Class A Units, the Class B Units, the Class C Units and the Class D Units. For purposes of this definition, “interest” means all of the rights to which a Member or assignee in the Company is entitled as provided in this Agreement and under law, together with all of the obligations of such Member or assignee to comply with all of the terms and provisions set forth in this Agreement and under law.

“USRG” means USRG ASA, LLC, a Delaware limited liability company.

“Voting Percentage (Regular)” with respect to any Class A Member or Class B Member means the percentage equal to a fraction, the numerator of which is equal to the total number of such Member’s Class A Units and Class B Units and the denominator of which is equal to the total number of outstanding Class A Units and Class B Units of the Company. The initial Voting Percentage (Regular) of each Class A Member and Class B Member shall be set forth on the initial Schedule A hereto in the column entitled “Voting Percentage Regular.” Class C Members and Class D Members will have no Voting Percentages (Regular).

“Voting Percentages” means, collectively, the Voting Percentages (Regular) and Voting Percentages (Special).

“Voting Percentage (Special)” with respect to any Class A Member, Class B Member or Class C Member means the percentage equal to a fraction, the numerator of which is equal to the total number of such Member’s Class A Units, Class B Units, and Class C Units and the denominator of which is equal to the total number of outstanding Class A Units, Class B Units, and Class C Units of the Company. The initial Voting Percentage (Special) of each Class A Member, Class B Member, and Class C Member shall be set forth on the initial Schedule A hereto in the column entitled “Voting Percentage (Special).” Class D Members will have no Voting Percentages (Special).

Article 3

Purpose and Character of the Business

The purpose and character of the business of the Company will be to (i) organize and capitalize the Subsidiaries and (ii) to cause the Subsidiaries to develop, construct, own, operate and dispose of three dry mill ethanol production facilities located in Albion, Nebraska, Bloomingburg, Ohio and Linden, Indiana and to undertake and carry on any activity incidental thereto or in furtherance thereof.

Article 4

Members; Meetings; Acts

4.1 Place and Time of Meetings. Meetings of the Members may be held at such place and at such time as may be designated by the Board of Managers. In the absence of a designation of place, meetings will be held at the Principal Office. In the absence of a designation of time, meetings will be held at 10:00 a.m.

4.2 Regular Meetings. Regular meetings of Members may be held on an annual or other less frequent periodic basis as may be determined by the Board of Managers.

4.3 Special Meetings. Special meetings of the Members for any purpose or purposes will be called by the Secretary at the written demand of (a) the President, (b) the Treasurer, (c) any Manager, or (d) a Member or Members owning not less than 10 percent of the Voting Percentages (Regular) outstanding. Such demand will state the purpose or purposes of the proposed meeting. Within ten days after receiving a proper demand to call a meeting, the Secretary will cause a meeting to be duly called on a Business Day determined by the Secretary within 30 days after the date of receipt of such request. Business transacted at any special meeting will be limited to the purpose or purposes stated in the demand.

4.4 Notices of Meetings. A written notice of each regular and special meeting of Members will be given not less than ten nor more than 60 days before the date of such meeting to each Member. Every notice of a meeting of Members will state the place, date and hour of the meeting and the purpose or purposes for which the meeting is called.

4.5 Waiver of Notice. Notice of any regular or special meeting may be waived either before, at or after such meeting in writing signed by the Member entitled to the notice. Attendance by a Member at a meeting will constitute a waiver of notice of such meeting, unless the Member objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened.

4.6 Proxies. Each Member may authorize another Person or Persons to act for him, her or it by proxy by an instrument executed in writing and filed with the Secretary. If any such instrument designates two or more Persons to act as proxies, any proxy may exercise all of the powers conferred by such written instrument unless the instrument will otherwise provide. No proxy will be valid for more than one year from the date of its execution. Subject to the above, any proxy may be revoked if an instrument revoking it or a proxy bearing a later date is filed with the Secretary.

4.7 Quorum; Adjourned Meetings. The presence, in person or by proxy, of Members who own a majority of the Voting Percentage (Regular) will constitute a quorum for the transaction of business at any regular or special meeting of the Members. If a quorum is not present at a meeting, the Members present will adjourn to such day as they will agree upon by a vote of the Members present who hold a majority of the Voting Percentages (Regular) held by the Members who are present. Notice of any adjourned meeting need not be given if the date, time and place thereof are announced at the meeting at which the adjournment is taken. At adjourned meetings at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. If a quorum is present, the Members may continue to transact business until adjournment notwithstanding the withdrawal of enough Members to leave less than a quorum.

4.8 Conference Communications. To the fullest extent permitted under the Act, one or more Members may participate in a meeting by any means of communication through which all Members participating in the meeting may simultaneously hear each other during the meeting. For the purposes of establishing a quorum and taking any action at the meeting, Members participating pursuant to this Section 4.8 will be deemed present in person at the meeting; and the place of the meeting will be the place of origination of the conference telephone conversation or other comparable communication technique.

4.9 Organization. At each meeting of the Members, the President or, in his or her absence, the individual chosen by the vote of the Members present who hold a majority of the Distribution Interests held by the Members who are present will act as chair; and the Secretary or, in his or her absence, any Person whom the chair of the meeting will appoint, will act as secretary of the meeting.

4.10 Order of Business. The order of business at each meeting of the Members will be determined by the chair of the meeting, but such order of business may be changed by the vote of the Members present who hold a majority of the Voting Percentages (Regular) held by the Members who are present.

4.11 Voting.

(a) Except as otherwise required by law and except as provided to the contrary herein, (i) each Class A Member and Class B Member will have a vote equal to such Member’s Voting Percentage (Regular), (ii) all matters will be decided by the vote of the

Members who hold a majority of the total outstanding Voting Percentages (Regular) and (iii) Members who hold Class A Units and Class B Units will vote together as a single class on all such matters.

(b) No Member will have any cumulative voting rights.

(c) Notwithstanding anything to the contrary herein, Members who hold Class D Units do not have any voting rights.

(d) Members who hold Class C Units will be entitled to vote on matters requiring the approval or consent of Members holding Voting Percentages (Special) and any other matters that pursuant to the express terms of this Agreement require their approval or consent, and will vote together with the Class A Units and Class B Units as a single class on such matters.

4.12 Written Action. Any action that may be taken at a meeting of the Members may be taken without a meeting if done in writing and signed by Members who hold at least the number of Voting Percentages (Regular) or (Special), as applicable, that could approve such action at a meeting of the Members at which all Members were present. When written action is taken by fewer than all Members, the Board of Managers will notify all Members of the text and effective date of the action immediately. Failure to provide the notice does not invalidate the written action.

4.13 Protective Provisions.

(a) The Company will not take any of the actions set forth below without the prior written consent of Members who hold 75% or more of the Voting Percentages (Special) voting together as a single class:

(i) the redemption or repurchase of any equity securities of the Company, except for repurchases of Class D Units held by employees no longer employed by the Company pursuant to arrangements and agreements approved by the Board of Managers; provided, however, that the holders whose Class D Units are subject to repurchase will have no vote in such matter;

(ii) the creation, authorization, designation, or issuance of additional, or an additional class of, Units;

(iii) any voluntary dissolution, liquidation, winding-up of the Company or other discontinuation of the business of the Company;

(iv) any increase or decrease in the authorized number of members of the Board of Managers;

(v) except if made in connection with Section 18.2 of this Agreement (which determination shall be made by a majority of the Board of Managers), a change to the tax classification of the Company; and

(vi) any amendment to the Certificate of Formation or this Agreement.

(b) The Company shall not make a distribution to any Member that is not made in accordance with Article 13 or Section 14.2 unless the Company receives the approval of 75% or more of the Voting Percentages (Special) of the Members that would receive a smaller distribution pursuant to the proposed distribution than they would have otherwise received under Article 13 or Section 14.2, voting together as a single class.

(c) No amendment shall be made to this Agreement (or waiver granted) that would allow the Company to issue Additional Securities without complying with the provisions of Section 5.2 hereof, unless the Company receives the approval of 75% or more of the Voting Percentages (Special) of the Members that would have otherwise had the right to acquire their pro rata portion of the Additional Securities (based on the number of Units held by such Members as compared to the Units held by all Members) under Section 5.2(b) that are to be issued under the proposed amendment or waiver, but will not receive such right to acquire their pro rata share under the proposed amendment or waiver, voting together as a single class.

4.14 Actions for or on behalf of Subsidiaries. The Company shall cause each of the Subsidiaries to refrain from the following actions without such Subsidiary obtaining the prior approval of the Board of Managers (or the specified members thereof) or Members of the Company, as the case may be, that would be required for the Company to take the same action: (i) the creation, authorization, designation, or issuance of additional, or an additional class of, equity securities in the Subsidiary; (ii) any voluntary dissolution, liquidation, winding-up of the Subsidiary or other discontinuation of the business of the Subsidiary; (iii) any merger, consolidation or sale of all or substantially all of the Subsidiary’s assets, or similar transaction, if the aggregate distributions that would be received by the Class B Members pursuant to Section 13.1(c) hereof as a result of such sale are not equal to or greater than such Class B Members’ Undistributed Investment Amounts; (iv) an underwritten initial public offering of the securities of the Subsidiary if the sum of the cash and the fair market value of any securities that would be received by the Class B Members as a result of such underwritten public offering is not equal to or greater than such Class B Members’ Undistributed Investment Amounts; (v) except for contracts and transactions currently contemplated in this Agreement or the agreements set forth in Schedule 5.11 to the Credit Agreement, and amendments to such contracts or agreements, entering into any contract, amendment, or transaction with any Member or its Affiliates; (vi) except if made in connection with a transaction contemplated in Section 18.2 of this Agreement, a change in the tax classification of the Subsidiary; or (vii) any Reorganization (except if made in connection with a transaction contemplated in Section 18.2 of this Agreement) or commencement of any proceedings or the filing of any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency or similar law. In addition, the Company shall cause each of the

Subsidiaries to refrain from issuing equity securities in each Subsidiary other than to such Subsidiary’s parent entity. Insofar as the Members are concerned, in the event of an inconsistency between this Agreement and the partnership agreement, operating agreement or other organizational documents of any Subsidiary, the terms and provisions of this Agreement will control.

Article 5

New Members; Units; Certificates

5.1 Admission of New Members. Subject to Sections 4.13 and 5.2 hereof, the Members may from time to time admit additional Members to the Company in addition to transferees who are admitted as Members pursuant to Article 9.

5.2 Issuance of Units. Except for (i) the Notes issued by the Company to American Capital, Laminar and USRG on the Closing Date, (ii) issuances of Units pursuant to Section 11.1, and (iii) Class D Units issued to providers of services to the Company in accordance with qualifications and criteria established by the Board of Managers, which Class D Units may not provide for Distribution Percentages in excess of 2.5% in the aggregate, the Company will not authorize and issue debt or equity securities of any class or series (“Additional Securities”), without first complying with the terms of this Section 5.2.

(a) If the Company should decide to issue or sell any Additional Securities, the Company will first offer such Additional Securities to the Members upon the same terms and conditions as the Company is proposing to issue or sell such Additional Securities to others. Such offer will be made by written notice (“Company Offer Notice”) given to the Members setting forth such offer, the securities sought to be issued (the “Company Offered Securities”), the price (the “Company Offer Price”) at which the Company proposes to make such issuance, the payment terms under which the Company proposes to make such issuance, and, if available, the name of the proposed purchaser of the Company Offered Securities. The date upon which the Members receive a Company Offer Notice is referred to herein as the “Notice Date.”

(b) Each Member will have and is hereby granted the right, privilege and option to purchase the Company Offered Securities, pro rata, based on the number of Units held by such Member as compared to the Units held by all Members. A Member may exercise such option by providing written notice to the Company and the other Members within fifteen (15) days following the Notice Date. Failure to provide a timely written notice will constitute the election of the Member not to exercise such Member’s option hereunder. In the event that any Class A Member does not elect to exercise its option to purchase its pro rata portion of the Company Offered Securities within such 15 day period, then any of the other Class A Members may elect to purchase such non-participating Class A Member’s pro rata portion of the Company Offered Securities prior to such amount becoming available for purchase by all Members under paragraph (c) below, which election shall be made by providing written notice to the Company and the other Members within five Business Days following the expiration of such 15 day period;

provided that, if more than one Class A Member elects to purchase such non-participating Class A Member’s pro rata portion of Company Offered Securities, then the Class A Members electing to participate shall purchase such portion of Company Offered Securities on a pro rata basis, based on the respective number of Units held by each such participating Class A Member, as compared to the aggregate Units held by such participating Class A Members. In the event that any Class B Member does not elect to exercise its option to purchase its pro rata portion of the Company Offered Securities within such 15 day period, then any of the other Class B Members may elect to purchase such non-participating Class B Member’s pro rata portion of the Company Offered Securities prior to such amount becoming available for purchase by all Members under paragraph (c) below, which election shall be made by providing written notice to the Company and the other Members within five Business Days following the expiration of such 15 day period; provided that, if more than one Class B Member elects to purchase such non-participating Class B Member’s pro rata portion of Company Offered Securities, then the Class B Members electing to participate shall purchase such portion of Company Offered Securities on a pro rata basis, based on the respective number of Units held by each such participating Class B Member, as compared to the aggregate Units held by such participating Class B Members. In the event that any Class C Member does not elect to exercise its option to purchase its pro rata portion of the Company Offered Securities within such 15 day period, then any of the other Class C Members may elect to purchase such non-participating Class C Member’s pro rata portion of the Company Offered Securities prior to such amount becoming available for purchase by all Members under paragraph (c) below, which election shall be made by providing written notice to the Company and the other Members within five Business Days following the expiration of such 15 day period; provided that, if more than one Class C Member elects to purchase such non-participating Class C Member’s pro rata portion of Company Offered Securities, then the Class C Members electing to participate shall purchase such portion of Company Offered Securities on a pro rata basis, based on the respective number of Units held by each such participating Class C Member, as compared to the aggregate Units held by such participating Class C Members.

(c) In the event that any Member(s) exercises its right to purchase its pro rata portion of the Company Offered Securities hereunder, the purchase price and payment terms will be identical to the price and terms in the Company Offer Notice. Within 60 days of the Notice Date, the purchaser will tender to Company the purchase price for the Company Offered Securities. Concurrently with the delivery of the purchase price, the Company will deliver to the purchaser the certificate or certificates representing the Company Offered Securities acquired by the purchaser (if any), duly endorsed and free of all liens, obligations, security interests and encumbrances of any kind and nature whatsoever (other than any liens, security interests or encumbrances relating to any indebtedness of the Company or its Subsidiaries included in the terms set forth in the Company Offer Notice), together with such evidence of authority of the Person endorsing the certificates as the purchaser may require to effect the transfer free of all such liens and encumbrances. If any Member fails to purchase its pro rata portion of the Company

Offered Securities, the Company will re-offer such Company Offered Securities to the Members who have exercised their right to purchase a pro rata share of the Company Offered Securities (the “Purchasing Members”). Such re-offer will be made by written notice (“Second Company Offer Notice”) given to each such Purchasing Member setting forth the Company Offered Securities that have not been purchased by the Members (the “Remaining Additional Securities”). The date that the Purchasing Members receive the foregoing notice is referenced to herein as the “Second Notice Date.” Each Purchasing Member may provide written notice to the Company and the other Purchasing Members within the 10 day period following the Second Notice Date indicating the number of Remaining Additional Securities such Purchasing Member desires to acquire. Failure to provide a timely written notice will constitute the election of the Purchasing Member not to exercise its option with regard to the Remaining Additional Securities. The Company shall provide notice to the Class A Members of the amount of Remaining Additional Securities each Purchasing Member desires to acquire, and the Company shall obtain the consent of the Class A Members to the sale of the Remaining Additional Securities to the Purchasing Members. If the Class A Members do not approve the sale of the Remaining Additional Securities to the Purchasing Members, or if the Purchasing Members do not acquire all of the Remaining Additional Securities, the Company may sell such portion of the Remaining Additional Securities to other Persons for a period of 60 days from the date upon which the Purchasing Members elect or are deemed to have elected not to purchase such Remaining Additional Securities, but only on the same terms and conditions as set forth in the Company Offer Notice, free and clear of the restrictions imposed by this Section 5.2. If the Purchasing Members desire to acquire more than the total number of Remaining Additional Securities, the Remaining Additional Securities shall be allocated on a pro rata basis (based upon the Units held by each Purchasing Member as compared to the Units held by all of the Purchasing Members) to each Purchasing Member.

(d) The rights, preferences and priority of any new Units purchased by an existing Member will be the same as if such Units were purchased by an unrelated third party.

5.3 Tax Matters Relating to Certain Options, Warrants and Profits Interests.

(a) The Class B Units issued to the Controlling Members as of the date of this Agreement, the Class C Units issued as of the date of this Agreement to ASAH and the Class D Units to be issued are intended to constitute “profits interests” for federal income tax purposes within the meaning of Revenue Procedure 93-27 and 2001-43.

(b) With respect to the issuance of interests in the Company or any options to purchase interests in the Company in connection with the performance of services for the Company, the Company is authorized and directed to make an election to elect to be in the safe harbor described in Proposed Regulations Section 1.83-3(l), 70 Fed. Reg. 29675 (2005), or any successor proposed, temporary, or final regulations, if such election is then available. Such election shall be prepared and executed by an officer of the Company or such other natural person designated by the Board of Managers. The Company and each of the Members (including any Person to whom Units are issued in connection with the performance of services) agrees to comply with all requirements of such safe harbor with respect to all partnership interests issued in connection with the performance of services while such election remains effective.

(c) With respect to the issuance of warrants or options to acquire interests in the Company other than in connection with the performance of services for the Company, the Company will comply with applicable Treasury Regulations or Revenue Procedures, if any.

5.4 Certificates for Units.

(a) The Units shall be deemed to be “securities” governed by Article 8, and within the meaning of Section 8-102(a)(15) of the UCC, including for purposes of the grant, pledge, attachment or perfection of a security interest in the certified Units. The law of the State of New York is hereby designated as the issuer’s jurisdiction within the meaning of Section 8-110(d) of the UCC for purposes of the matters specified therein.

(b) The Units of the Company shall be certificated Units. The Units of each Member shall be evidenced by a LLC Interest Certificate issued to each such Member. Such certificate shall state on its face (i) a reference to the restrictions on transfer set forth in this Agreement, as applicable and (ii) that it is subject to the terms and conditions of this Agreement. Only the Company may issue a LLC Interest Certificate, and only upon the execution of the same by authorized persons of the Company designated by the Board of Managers. Evidence of the issuance of the LLC Interest Certificate shall be recorded in the books of the Company.

(c) Prior to presentment for registration or transfer, the Company shall be entitled to treat the registered owner of a LLC Interest Certificate as the owner of such Units identified therein for all purposes and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Units, regardless of whether it shall have actual or other notice thereof, by a person other than the registered owner of such certificate.

Article 6

Management and Operation of Company Business

6.1 Authority of the Members. Except as otherwise expressly provided in this Agreement, no Member will have any authority to act for, or to assume any obligations or responsibility on behalf of, or bind any other Member or the Company. Each of the Members agrees that it will not represent to any third party with whom such Member is in contact concerning the affairs or the business of the Company that such Member has any authority to act for, or to assume any obligations or responsibilities on behalf of, the Company unless expressly authorized by the Board of Managers.

6.2 Board of Managers. The business and affairs of the Company will be managed by or under the authority of the Board of Managers, except as otherwise required by the Act or this Agreement.

6.3 Number; Qualification; Term of Office; Vote. The initial number of members of the Board of Managers will be eight (each a “Manager”) or a lesser number to the extent that a Member has not appointed (or had appointed on its behalf) its Designated Manager(s) hereunder. Each of the Members listed below will have the right, but not the obligation, to appoint the number of Managers set forth opposite its name in the column entitled “Number of Managers;” provided that if the Distribution Percentage of such Member should become equal to 50% or less than 50% of the initial Distribution Percentage of such Member (other than due to any transfer of the Member’s Units to a Permitted Transferee, or sale of new Units expressly permitted by this Agreement), the number of Managers appointed by such Member shall be decreased proportionately with the decrease in such Member’s Distribution Percentage (with any partial number of Managers being rounded to the nearest whole number) and the number of Managers formerly appointed by such Member will thereafter be elected by Members (other than such Member) holding a majority of the Voting Percentages (Regular). In the event that any Member elects not to appoint its Designated Manager(s) it has the right to appoint pursuant to this Section 6.3, the Board of Managers position allocated for such Designated Manager(s) shall remain unfilled until such Designated Manager(s) is appointed or such Member loses the right to appoint such Designated Manager(s) in accordance with this Section 6.3 (and for so long as such unfilled Board of Managers position remains unfilled it shall be disregarded for purposes of determining a quorum for the transaction of business at meetings of the Board of Managers pursuant to Section 6.11 and the required approval for actions of the Board of Managers pursuant to Section 6.14). Notwithstanding the foregoing, if (i) any Member transfers such Member’s Units to a Permitted Transferee, or (ii) any Class A Member transfers its Units to another Class A Member, the right to appoint Managers under this Article 6 shall be transferred to the acquiring Person, and the right to appoint Managers shall not be decreased pursuant to this Section 6.3.

Member	Number of Managers the Member may appoint
American Capital	3
USRG	1
Laminar	1
Fagen	1
Cargill	1
ASAH	1

Total	8

The number of Managers may be increased or decreased at any time by a vote of the Members in accordance with Section 4.13(a)(iv). In addition, any time upon a Notes Payment Default (as such term is defined in the Note Purchase Agreement), American Capital may designate up to three additional Managers and Laminar may designate one additional Manager

(or such additional Managers that would give the Controlling Members at least 75% or more of the Managers on the Board of Managers), and the number of Managers on the Board of Managers shall automatically be increased without a vote of the Members in accordance with Section 4.13(a)(iv); provided, however, that if after such designation no Event of Default (as such term is defined in the Note Purchase Agreement) has occurred for two consecutive fiscal quarters of the Company, the Board of Managers shall automatically return to the composition and size of such Board of Managers prior to the changes effectuated upon a Notes Payment Default in this sentence. Each of the Managers will hold office until such Manager’s successor will have been elected, or until the earlier death, resignation, removal or disqualification of such Manager. Each Manager will have one vote in all matters to come before the Board of Managers. Notwithstanding any provision hereof to the contrary, no Member shall appoint any Prohibited Party (or any representative thereof) to serve as a Manager of the Company.

6.4 Place of Meetings. Meetings of the Board of Managers will be held at the Principal Office or at such other place as may be agreed by the Managers from time to time.

6.5 Regular Meetings. Regular meetings of the Board of Managers shall be held at least once per calendar quarter.

6.6 Special Meetings. A special meeting of the Board of Managers may be called for any purpose or purposes at any time by any Manager or by any Member who holds at least 10 percent of the outstanding Voting Percentage (Special) and who will demand such special meeting by written notice given to the Secretary specifying the purposes of such meeting.

6.7 Meetings Held Upon Member Demand. Within five business days after the Secretary receives a valid demand for a meeting of the Board of Managers from a Member who holds at least ten percent of the outstanding Voting Percentage (Special), it will be the duty of the Secretary to cause a special or regular meeting of the Board of Managers, as the case may be, to be duly called and held on notice no later than five business days after receipt of such demand. If the Secretary fails to cause such a meeting to be called and held as required by this Section 6.7, the Member or Members making the demand may call the meeting by giving notice as provided in Section 6.9 at the expense of the Company.

6.8 Adjournments. Any meeting of the Board of Managers may be adjourned from time to time to another date, time and place. If any meeting of the Board of Managers is so adjourned, no notice as to such adjourned meeting need be given if the date, time and place at which the meeting will be reconvened are announced at the time of adjournment.

6.9 Notice of Meetings. Unless otherwise required by law and subject to the timing requirements of Section 6.7 above, written notice of each meeting of the Board of Managers, stating the date, time and place and, in the case of a special meeting, the purpose or purposes, will be given at least five days and not more than 90 days before the meeting to every member of the Board of Managers. If a Member has the right to appoint a Manager pursuant to Section 6.3, but has not appointed such Manager prior to the date of a notice under this Section 6.9, the notice that would have otherwise been provided to the Manager appointed by such Member will be provided to such Member (and such Member may appoint its Manager at any time prior to the pertinent meeting of the Board of Managers by delivery of written notice to the other Members). A member of the Board of Managers may waive notice of the date, time, place and purpose or purposes of a meeting of the Board of Managers. A waiver of notice is effective whether given before, at or after the meeting, and whether given in writing, orally or by attendance. Attendance by a Manager at a meeting is a waiver of notice of that meeting, unless the Manager objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened.

6.10 Proxies. A Manager may cast or authorize the casting of a vote by filing a written appointment of proxy with the Secretary at or before the meeting at which the appointment is to be effective. Any copy of the original of such appointment may be filed in lieu of the original if it is a complete and legible reproduction of the entire original and the filing may be made by any means of transmission so long as the transmission contains information sufficient to determine that the Manager authorized such transmission.

6.11 Quorum. A majority of the Managers, which shall include not less than three of the Managers appointed by the Class A Members, constitutes a quorum for the transaction of business at each meeting of the Board of Managers.

6.12 Absent Members. A Manager may give advance written consent or opposition to a proposal to be acted on at a meeting of the Board of Managers. If such Manager is not present at the meeting, such consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but such consent or opposition will be counted as a vote in favor of or against the proposal and will be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the member has consented or objected.

6.13 Conference Communications. To the fullest extent permitted under the Act, any or all of the Managers may participate in any meeting of the Board of Managers, or of any duly constituted committee thereof, by any means of communication through which the participating Managers may simultaneously hear each other during such meeting. For the purposes of establishing a quorum and taking any action at the meeting, Managers participating pursuant to this Section 6.13 will be deemed present in person at the meeting; and the place of the meeting will be the place of origination of the conference telephone conversation or other comparable communication technique.

6.14 Acts of Managers. Except as otherwise provided in this Agreement, the Board of Managers will take action by the affirmative vote of a majority of the total number of Managers, and any such act will be deemed to be the action of the Board of Managers for all purposes of this Agreement and the Act.

6.15 Written Action. Any action which might be taken at a meeting of the Board of Managers, or any duly constituted committee thereof, may be taken without a meeting if done in writing and signed by a number of Managers, or committee members, whose approval would be sufficient to approve the action at a meeting at which all of the Managers (or such committee) were present. When written action is taken by fewer than all Managers, the Board of Managers will notify all Managers of the text and effective date of the action immediately. Failure to provide the notice does not invalidate the written action.

6.16 Committees.

(a) A resolution approved by the Board of Managers may establish committees having the authority of the Board of Managers in the management of the business of the Company to the extent provided in the resolution. A committee will consist of one or more Persons, who need not be Managers. Committees are subject to the direction and control of, and vacancies in the membership thereof will be filled by, the Board of Managers.

(b) The Board of Managers shall establish an audit committee of the Board of Managers to represent and assist the Board of Managers in its general oversight of the Company’s accounting and financial reporting processes, audits of financial statements, and internal controls and audit functions. The audit committee shall be comprised of Managers who are not otherwise employed by ASAH, the Company, or the Subsidiaries, provided that so long as the Notes remain outstanding, or so long as any Controlling Member holds any Notes or any Units, the Controlling Members shall have the right to designate at least one member of the audit committee.

6.17 Compensation. Managers will not be compensated by the Company for serving in such capacity. The Company will bear the expenses, if any, incurred by each Manager’s (or if a Member does not appoint a Manager but appoints an observer pursuant to Section 6.19, such observer’s) attendance at meetings of the Board of Managers and will reimburse Managers for reasonable out-of-pocket expenses incurred in the course of providing services for the Company.

6.18 Removal and Replacement. Any Manager (other than any Designated Manager or any Manager appointed upon a Notes Payment Default) may be removed from office at any time, with or without cause, by the vote of Members holding a majority of the Voting Percentages (Regular) outstanding; provided, however, that any Manager appointed by a Member pursuant to Section 6.3 (a “Designated Manager”) may only be removed from office by the Member who appointed such Manager. Upon the death, retirement or removal from office of a Designated Manager, the Member who appointed such Designated Manager will have the sole right to appoint the replacement for such Manager. Any Manager appointed upon a Notes Payment Default shall be removed in accordance with Section 6.3. Notwithstanding any provision of Section 4.13 or Section 6.3 to the contrary, no decrease in the number of Managers serving on the Board of Managers will result in the removal of a Designated Manager or a Manager appointed upon a Notes Payment Default unless the Member that appointed such Designated Manager approves such removal in writing.

6.19 Observer Rights. If a Member who is entitled to appoint a Manager pursuant to Section 6.3 hereof has not done so, such Member or its representatives shall be entitled to notice of and to attend all meetings of the Board of Managers as an observer and receive all written materials and other information given to all Managers. The Board of Managers may grant observer rights to one or more purchasers of the Company’s securities upon such terms and conditions as determined by the Board of Managers.

6.20 Protective Provisions.

(a) The Company will not take any of the actions set forth below without the prior written consent of two of the three of Fagen, Cargill, and ASAH, or their Permitted Transferees:

(i) Any merger, consolidation or sale of all or substantially all of the Company’s assets, or similar transaction, if the aggregate amounts that will be received by the Class B Members as a result of such transaction are not equal to or greater than such Class B Members’ Undistributed Investment Amounts; and

(ii) An underwritten initial public offering of the securities of the Company if the sum of the cash and the fair market value of any securities that will be received by the Class B Members with respect to their Class B Units as a result of such underwritten public offering is not equal to or greater than such Class B Members’ Undistributed Investment Amounts.

(b) Except for contracts and transactions currently contemplated in this Agreement or the agreements set forth in Schedule 5.11 to the Credit Agreement, and amendments to such contracts or agreements, the Company shall not enter into any contract, amendment, or transaction with any Member or its Affiliates without the affirmative votes of a majority of the disinterested Managers (i.e. Managers other than any Managers appointed by the particular Member), even though the disinterested Managers may be less than a quorum.

Article 7

Officers

7.1 Number. The officers of the Company, all of whom will be natural persons, will consist of a President, a Secretary and a Treasurer (“Named Officers”), and any other officers and agents as the Board of Managers may designate from time to time. Any Person may hold two or more offices.

7.2 Election; Term of Office and Qualifications. The Board of Managers will elect officers from time to time as it deems appropriate. Such officers will hold office until their successors are elected and qualified, or until the office is eliminated by amendment of this Agreement, in the case of the Named Officers, or a vote of the Managers, in the case of officers other than Named Officers. An officer who is a Manager will hold office until the election and qualification of his or her successor even though he or she may cease to be a Manager.

7.3 Removal and Vacancies. Any officer may be removed from his or her office with or without cause upon a majority vote of the Managers. Such removal will be without prejudice to the contract rights of the Person so removed. A vacancy among the officers by death, resignation, removal or otherwise will be filled by the Board of Managers, unless such office is eliminated.

7.4 President.

(a) The Company will be managed by a President. The Board of Managers delegates to the President the authority to oversee and supervise the Company’s business. Except as otherwise provided in this Agreement, the President is authorized to determine all questions relating to the day-to-day conduct, operation and management of the business of the Company. The President is directly responsible to the Board of Managers.

(b) The President may delegate such part of his or her duties as he or she may deem reasonable or necessary in the conduct of the business of the Company to one or more employees of the Company, who will each have such duties and authority as is determined from time to time by the President or as may be set forth in any agreement between such employee and the Company.

7.5 Secretary. The Secretary will be secretary of and will attend all meetings of the Members and Board of Managers and will record all proceedings of such meetings in the minute book of the Company. He or she will give proper notice of meetings of Members and the Board of Managers. He or she will perform such other duties as may from time to time be prescribed by the Board of Managers or the President.

7.6 Treasurer. The Treasurer will keep or cause to be kept accurate accounts of all moneys of the Company received or disbursed. He or she will deposit or cause to be deposited all moneys, drafts and checks in the name of and to the credit of the Company in such banks and depositaries as the Board of Managers or the President will from time to time designate. He or she will have power to endorse or cause to be endorsed for deposit or collection all notes, checks and drafts received by the Company. He or she will disburse or cause to be disbursed the funds of the Company as ordered by the President. He or she will render to the Board of Managers and the President whenever required an account of all his or her transactions as Treasurer and of the financial condition of the Company and will perform such other duties as set forth in Article 10 and as may from time to time be prescribed by the Board of Managers or the President.

7.7 Duties of Other Officers. The duties of such other officers and agents as the Board of Managers may designate will be set forth in the resolution creating such office or agency or by subsequent resolution.

7.8 Compensation. The officers, agents and employees of the Company will receive such compensation for their services as may be determined from time to time by the Board of Managers or as will be set forth in a written agreement.

Article 8

Indemnification

8.1 General.

(a) To the fullest extent permitted by law, the Company will indemnify, hold harmless and defend each Member, Manager, Named Officer, and TMP, and their respective Affiliates, directors, officers, employees, members, managers, partners, members, assigns, representatives and agents (individually, an “Indemnitee”) from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including reasonable legal fees and expenses), judgments, fines and other amounts paid in settlement, incurred or suffered by such Indemnitee, as a party or otherwise, in connection with any threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, arising out of or in connection with the business or the operation of the Company if the Indemnitee’s conduct:

(i) was not a breach of the Indemnitee’s duty of loyalty to the Company or the Members,

(ii) did not include acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law,

(iii) did not include any transaction from which the Indemnitee derived an improper personal benefit, and

(iv) did not constitute fraud, gross negligence or a material breach of this Agreement or any other agreement between the Indemnitee and the Company.

(b) An Indemnitee will have the right to employ separate counsel in any action as to which indemnification may be sought under any provision of this Agreement and to participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of such Indemnitee unless (i) the Company has agreed in writing to pay such fees and expenses, (ii) the Company has failed to assume the defense thereof and employ counsel within a reasonable period of time after being given the notice required above or (iii) the Indemnitee has been advised by its counsel that representation of such Indemnitee and other parties by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them. It is understood, however, that the Company shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys at any time for all such Indemnitees having actual or potential differing interests with the Company, unless but only to the extent the Indemnitees have actual or potential differing interests with each other.

(c) To the fullest extent permitted by law and subject to Section 8.1(b), expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Article 8 shall, from time to time, be advanced by the Company before the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount unless it is determined that such Indemnitee is entitled to be indemnified therefor pursuant to this Article 8. An Indemnitee will not be denied indemnification in whole or in part under this Article 8 merely because the Indemnitee had an interest in the transaction with respect to which the indemnification applies, if the transaction was not otherwise prohibited by the terms of this Agreement and the conduct of the Indemnitee satisfied the conditions set forth in Section 8.1(a).

8.2 No Member Liability. Any indemnification provided under this Article 8 will be satisfied solely out of assets of the Company, as an expense of the Company. No Member will be subject to any personal liability by reason of these indemnification provisions.

8.3 Settlements. The Company will not be liable for any settlement of any such action effected without its written consent, but if settled with such written consent, or if there is a final judgment against the Indemnitee in any such action, the Company agrees to indemnify and hold harmless the Indemnitee to the extent provided above from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment.

8.4 Amendments. Any amendment or repeal of this Article 8 will not adversely affect any right or protection of an Indemnitee who was serving at the time of such amendment or repeal, and such rights and protections will survive such amendment or repeal with respect to events that occurred before such amendment or repeal.

Article 9

Transfers

9.1 Registration, Transfer and Exchange. The Company will keep at the Principal Office an original copy of this Agreement in which the Board of Managers will reflect all transfers of outstanding Units and issuances of new Units on successive amendments of Schedule A that are made pursuant to Article 15; provided, however, that the Board of Managers will not reflect on Schedule A any transfer that is not made in compliance with Section 5.2 or this Article 9. The

Company may treat any Person in whose name Units are recorded on Schedule A to this Agreement as the absolute owner of such Units. The Board of Managers will deliver a copy of each amendment of Schedule A to each Member promptly after each amendment.

9.2 Restriction on Transfers.

(a) In addition to any restrictions imposed by the federal securities laws and any applicable state securities or “blue-sky” laws, no Member may transfer all or any part of any Unit, whether for consideration or not, and no transferee thereof will have any rights in the Company or be or have any rights as a Member with respect to all or any part of any such Unit attempted to be transferred, and any such attempted transfer of all or any part of a Unit will be entirely null and void, unless (i) (A) if such Unit or part thereof is a Class A Unit, Class B Unit, Class C Unit or part thereof, the transferee is a Permitted Transferee, or (B) Members holding at least a majority of the Voting Percentages (Special) that are held by non-transferring Members consent to the transfer and the admission of such transferee as a Member, and (ii) the transferor and the transferee comply with the provisions of Section 9.4. Subject to compliance with Section 9.4, if a Member transfers one or more Units to a Permitted Transferee, the Permitted Transferee will become a Member without any further action on the part of the Company or the Members. The appropriate Company records and any certificates representing the Units will be noted to prevent any transfers in violation of this Section 9.2. No Member may transfer any portion of such Member’s rights in or obligations to the Company as a Member except pursuant to a transfer of Units.

(b) Notwithstanding any provision to the contrary set forth in this Agreement, so long as Cargill or any Permitted Transferee of Cargill is a Member, no Units may be Transferred to a Prohibited Party, whether for consideration or not and whether voluntary, involuntary, by operation of law or otherwise, without the express written consent of Cargill, which consent may be withheld by Cargill for any or no reason whatsoever; provided that the foregoing restriction shall not restrict a pledge of Units otherwise permitted by Section 9.2(c)(i) or Section 9.2(c)(ii) to an agent of a syndicated credit facility in which a Prohibited Party is a minority lender, and not the agent of such syndicated credit facility. Any attempted Transfer to a Prohibited Party of all or any part of a Member’s Units without strict compliance with the immediately preceding sentence will be entirely null and void.

(c) Except for Section 9.2(b) above, nothing in this Agreement shall be construed to prohibit (i) a Member from pledging, or granting a security interest in, its Units in support of the credit facilities of the Company (or the Subsidiaries), (ii) a Member from pledging, or granting a security interest in, all or any portion of its Units and other rights and interests under this Agreement to a bank or other funding source in support of borrowings made by such Member from such Person, and (iii) any Member which is a fund from pledging, or granting a security interest in, all or any portion of its Units and other rights and interests under this Agreement to its trustee in support of its obligations to its trustee.

9.3 Transfer by Legal Process. Upon any involuntary transfer of all or any portion of the Units of a Member pursuant to a levy of execution, foreclosure of pledge, garnishment, attachment, divorce decree, bankruptcy or other legal process (or by operation of law resulting from the death, disability, liquidation, dissolution or winding-up of a Member), such Member will cease to be a Member with respect to any Units so transferred and the transferee will have no right to become a Member or vote in any Company matters unless admitted by the affirmative vote of Members who hold at least a majority of the Voting Percentages (Special) (other than the Voting Percentages (Special) so transferred), and subject to compliance with the provisions of Section 9.4. If the transferee does not become a Member, the transferee will be merely an assignee with the rights described in Section 18-702(b) of the Act.

9.4 Conditions to Permitted Transfers. No transfer otherwise permitted by any provisions of this Agreement will be valid unless and until the following conditions are satisfied (any of which may be waived by the Board of Managers in its discretion):

(a) The transferor and transferee will execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such transfer and confirm the agreement of the transferee to be bound by the provisions of this Agreement; provided, however, that in the case of a transfer of Units at death or involuntarily by operation of law, the transfer will be confirmed by presentation to the Company of legal evidence of such transfer, in form and substance satisfactory to counsel of the Company.

(b) Except in the case of a transfer of Units at death or involuntarily by operation of law, where no opinion of counsel is required, the transferor will furnish to the Company an opinion of counsel, which counsel and opinion will be satisfactory to the Company, to the effect that:

(i) The transfer will not cause the Company to be treated as a “publicly traded partnership” within the meaning of Code Section 7704;

(ii) The transfer is exempt from all applicable registration requirements and such transfer will not violate any applicable federal and state laws regulating the transfer of securities; and

(iii) The transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940.

(c) The transferor and transferee will furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Units transferred and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. The Company will not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Units until it has received such information.

(d) The transferee will reimburse the Company for all costs and expenses reasonably incurred by the Company in connection with such transfer including, without limitation, legal fees and costs of the preparation, execution, filing or publishing of any amendment to the Certificate of Formation or this Agreement.

9.5 Options Incident to Sales

(a) Tag Along Rights.

(i) If American Capital, Laminar, USRG or any of their successors or assigns (collectively, the “Controlling Member(s)”) desires to sell, or otherwise dispose of any Units owned by such Controlling Member to any Persons (collectively, the “Purchaser”) other than to an Affiliate of such Controlling Member, each other Member shall have the right to require, as a condition to such sale or disposition, that the Purchaser purchase from such Member (each, a “Tag Along Member”) on the same terms and conditions as involved in such sale or disposition by the selling Controlling Member, such number of Units held by the Tag Along Member which is equal to the product of the total number of Units owned by the Tag Along Member times a fraction, the numerator of which is the total number of Units to be purchased by the Purchaser and the denominator of which is the aggregate number of Units held by the selling Controlling Member and all of the Tag Along Members (a “Tag Along Sale”). The purchase price paid to the Tag Along Member shall be the same percentage of the aggregate consideration such Member would have received if the aggregate consideration payable to the Members in the Tag Along Sale had been received and distributed by the Company in complete liquidation pursuant to Section 14.2(d) of this Agreement (without reduction or offset for debts or liabilities of the Company or its Subsidiaries that have been agreed to be assumed, or taken subject to, by the Purchaser, and as a result, have already been taken into account in the calculation of the purchase consideration), provided if a Tag Along Sale is executed with respect to less than all of the outstanding Units, then for purposes of determining the consideration payable to each Tag Along Member, the distributions that each Member would receive pursuant to Section 14.2(d) shall be calculated after reducing the distributions payable to the Members pursuant to each of Sections 13.1(a), 13.1(b), 13.1(c) and 13.1(d) to equal the distributions payable to each Member pursuant to such Sections that are allocable to the Units being sold in the Tag Along Sale (provided (A) the Class A Preferred Return and Undistributed Investment Amount allocable to the Class A Units being sold in the Tag Along Sale shall equal (1) the aggregate unpaid Class A Preferred Return and aggregate Undistributed Investment Amount of all Class A Members, divided by (2) the number of outstanding Class A Units held by all Class A Members, multiplied by (3) the number of Class A Units being sold in the Tag Along Sale; (B) the Undistributed Investment Amount allocable to the Class B Units sold in the Tag Along Sale by Members other than the Controlling Members shall equal (1) the aggregate Undistributed Investment Amount of all Class B Members other than the Controlling Members, divided by (2) the number of outstanding Class B Units held by all Class B Members other than the Controlling Members, multiplied by (3) the number of Class B Units being sold in the Tag Along Sale by Class B Members other than the Controlling Members; and (C) the portion of the amounts payable to the Controlling Members pursuant to Section 13.1(d) allocable to the Class B Units sold by the Controlling Members in the Tag Along Sale shall equal (1) the portion of the $3,713,000 that remains to be distributed to the Controlling Members pursuant to Section 13.1(d), divided by (2) the number of outstanding Class B Units held by the Controlling Members, multiplied by (3) the number of Class B Units being sold in the Tag Along Sale by the Controlling Members). If the Tag Along Member wishes to so participate in any such sale or disposition, it shall notify the selling Controlling Member of such intention as soon as practicable after receipt of notice from the selling Controlling Member of such Controlling Member’s intention on selling its Units, and in all events within thirty days after receipt thereof. In the event that the Tag Along Member shall elect to participate in such sale or disposition, the Tag Along Member shall individually communicate such election to the selling Controlling Member. The selling Controlling Member and the Tag Along Members shall sell to the Purchaser all, or at the option of the Purchaser, any part of the Units proposed to be sold by them on the same date at a price not less than the price and upon other terms and conditions, if any, not more favorable to the Purchaser than those originally offered; provided, however, that any purchase of less than all of such Units by the Purchaser shall be made from each of the selling Controlling Member and the Tag Along Members based upon a fraction, the numerator of which is the number of Units then owned by the selling Controlling Member or a Tag Along Member, as the case may be, and the denominator of which is the aggregate number of Units held by the selling Controlling Member and all Tag Along Members. The selling Controlling Member shall use its best efforts to obtain the agreement of the Purchaser to the participation of each Tag Along Member in the contemplated sale, and shall not sell any Units to such Purchaser if such Purchaser declines to permit the Tag Along Members to participate pursuant to this Section 9.5(a).

(ii) Each Member that participates in a Tag Along Sale including any Controlling Member (each a “Participating Member”) shall be obligated to pay such Participating Member’s pro rata share of the expenses incurred by the Participating Members in connection with respect to the Tag Along Sale (as determined based upon the consideration to be received by such Participating Member in the Tag Along Sale as compared to the aggregate consideration to be received by all Participating Members in such Tag Along Sale) to the extent such costs are incurred for the benefit of all of the Participating Members and are not otherwise paid by the Company or the Purchaser. Costs incurred for the benefit of all Participating Members shall include, but not be limited to, the reasonable fees and expenses of one counsel for such Participating Members as a group, which counsel shall be selected by the Controlling Member(s). No Participating Member shall be obligated to pay more than such Participating Member’s pro rata share (excluding modest expenditures for such Participating Member’s own postage, copies, etc.) of reasonable expenses incurred in connection with the Tag Along Sale (as determined based upon the consideration to be received by such Participating Member in the Tag Along Sale as compared to the aggregate consideration to be received by all Participating Members in such Tag Along Sale) to the extent such costs are incurred for the benefit of all Participating Members and are not otherwise paid by the Company or the Purchaser, it being understood that costs incurred by or on behalf of a Participating Member for such Participating Member’s sole benefit will not be considered costs of the transaction hereunder, and provided that a Participating Member’s liability for its pro rata share of such allocated expenses shall be limited to the total purchase price received in cash by that Participating Member for that Participating Member’s Units.

(iii) Each Participating Member shall be obligated to join on a pro rata and several (but not joint) basis (based upon the consideration to be received by the Participating Member in the Tag Along Sale as compared to the aggregate consideration to be received by all Participating Members in such Tag Along Sale) in any indemnification or other obligations that the Controlling Member(s) agree to provide in connection with such Tag Along Sale (other than any such obligations that relate specifically to a holder of such Units); provided that no Participating Member shall be obligated to indemnify or hold harmless the transferees with respect to an amount in excess of the net cash proceeds and an amount equal to the fair market value (determined at the time of such Tag Along Sale) of the non-cash proceeds received by such Participating Member in respect of such Tag Along Sale.

(iv) For purposes hereof, any offer from a Purchaser to acquire the equity securities of a Controlling Member (and this section shall apply to the acquisition of equity securities in an Affiliate of a Member effected primarily with the intent of avoiding the provisions hereof) shall be treated in the same manner as an offer by such Purchaser to purchase the Units held by such Controlling Member.

(b) Drag Along Rights.

(i) If American Capital (or its Permitted Transferee) together with either Laminar or USRG (or their respective Permitted Transferees) (the “Drag Exercise Group”) (i) propose to sell 50% or more (the “Drag Along Percentage”) of all of the Class A Units (other than those Class A Units held by Midwest or its Permitted Transferees) to a Purchaser Group, and (ii) have possession of a Drag Along Offer from the Purchaser Group, then the Drag Exercise Group may, at their option, by written notice to the remaining Members accompanied by the

Drag Along Offer, require the remaining Members to sell to the Purchaser Group all the Dragged Interests at the price specified in the Drag Along Offer (the “Drag Along Sale”). The delivery by the Drag Exercise Group of a Drag Along Offer will bind the other Members to sell the Dragged Interests. No Member will be obligated to make any out-of-pocket expenditure in respect of the Drag Along Sale prior to the consummation of the Drag Along Sale (excluding modest expenditures for such Member’s own postage, copies, etc.). Each Member shall be obligated to pay such Member’s pro rata share of the expenses incurred by the Members (as determined based upon the consideration to be received by the Member in the Drag Along Sale as compared to the aggregate consideration to be received by all Members in such Drag Along Sale), including the Drag Exercise Group, in connection with the Drag Along Sale to the extent such costs are incurred for the benefit of all of the Members and are not otherwise paid by the Company or the Purchaser Group.

(ii) Notwithstanding anything to the contrary herein, in the event that the consideration to be received in the Drag Along Sale for the Dragged Interest of a Class B Member (after payment of such Member’s proportionate share of expenses related thereto) is not equal to or greater than such Class B Member’s Undistributed Investment Amount multiplied by the Drag Along Percentage, such Class B Member shall not have the obligation to sell its Units pursuant to this Section 9.5(b).

(iii) Costs incurred for the benefit of all Members shall include, but not be limited to, the reasonable fees and expenses of one counsel for such Members as a group, which counsel shall be selected by the Drag Exercise Group. No Member shall be obligated to pay more than such Member’s pro rata share (excluding modest expenditures for such Member’s own postage, copies, etc.) of reasonable expenses incurred in connection with the Drag Along Sale to the extent such costs are incurred for the benefit of all Members and are not otherwise paid by the Company or the Purchaser Group, it being understood that costs incurred by or on behalf of a Member for such Member’s sole benefit will not be considered costs of the transaction hereunder, and provided that a Member’s liability for its pro rata share of such allocated expenses shall be limited to the total purchase price received in cash by that Member for that Member’s Units.

(iv) Each Member shall be obligated to join on a pro rata and several (but not joint) basis (based upon the consideration to be received by the Member in the Drag Along Sale as compared to the aggregate consideration to be received by all Members in such Drag Along Sale) in any indemnification or other obligations that the Controlling Members agree to provide in connection with such Drag Along Sale (other than any such obligations that relate specifically to a holder of such Units); provided that no Member shall be obligated to indemnify or hold harmless the transferees with respect to an amount in excess of the net cash proceeds and an amount equal to the fair market value (determined at the time of such Drag Along Sale) of the non-cash proceeds received by such Member in respect of such Drag Along Sale.

(v) The date on which the Drag Along Sale is to close and the other closing arrangements will be consummated (which must be the same as those for the purchase and sale between the Purchaser Group and the Drag Exercise Group) will be as specified in the Drag Along Offer. Except as specifically provided for above, the Drag Along Offer will contain only terms and conditions which are identical to those pursuant to which the Drag Exercise Group propose to sell their interests in the Company to the Purchaser Group.

(c) American Capital Drag Along Rights.

(i) If American Capital proposes to sell all of the Units held by Controlling Members to a Purchaser Group for all cash and for an amount equal to at least 1.5 times the combined Investment Amount of all of the Controlling Members, then American Capital may, at their option, by written notice to the Controlling Members, required the Controlling Members or their successors or assigns to sell to the Purchaser Group all the Units then held by the Controlling Members or their successors or assigns (the “Controlling Member Units”) at the price specified (the “Controlling Member Drag Along Sale”). The delivery by American Capital of the written notice under this Section will bind the Controlling Members or their successors or assigns to sell the Controlling Member Units. No Controlling Member will be obligated to make any out-of-pocket expenditure in respect of the Controlling Member Drag Along Sale prior to the consummation of the Controlling Member Drag Along Sale (excluding modest expenditures for such Controlling Member’s own postage, copies, etc.). Each Controlling Member shall be obligated to pay such Controlling Member’s pro rata share of the expenses incurred by the Controlling Members in connection with the Controlling Member Drag Along Sale (based upon the consideration to be received by the Controlling Member in the Controlling Member Drag Along Sale as compared to the aggregate consideration to be received by all Controlling Members in such Controlling Member Drag Along Sale) to the extent such costs are incurred for the benefit of all of the Controlling Members and are not otherwise paid by the Company or the Purchaser Group.

(ii) Costs incurred for the benefit of the Controlling Members shall include, but not be limited to, the reasonable fees and expenses of one counsel for such Controlling Members as a group, which counsel shall be selected by American Capital. No Controlling Member shall be obligated to pay more than such Controlling Member’s pro rata share (excluding modest expenditures for such Controlling Member’s own postage, copies, etc.) of reasonable expenses incurred in connection with the Controlling Member Drag Along Sale (based upon the consideration to be received by the Controlling Member in the Controlling Member Drag Along Sale as compared to the aggregate consideration to be received by all Controlling Members in such Controlling Member Drag Along Sale) to the extent such costs are incurred for the benefit of the Controlling Members and are not otherwise paid by the Company or the Purchaser Group, it being understood that costs incurred by or on behalf of a Controlling Member for such Controlling Member’s sole benefit will not be considered costs of the transaction hereunder, and provided that a Controlling Member’s liability for its pro rata share of such allocated expenses shall be limited to the total purchase price received in cash by that Controlling Member for that Controlling Member’s Units.

(iii) Each Controlling Member shall be obligated to join on a pro rata and several (but not joint) basis (based upon the consideration to be received by the Controlling Member in the Controlling Member Drag Along Sale as compared to the aggregate consideration to be received by all Controlling Members in such Controlling Member Drag Along Sale) in any indemnification or other obligations that American Capital agrees to provide in connection with such Controlling Member Drag Along Sale (other than any such obligations that relate specifically to a holder of such Units); provided that no Controlling Member shall be obligated to indemnify or hold harmless the transferees with respect to an amount in excess of the net cash proceeds and an amount equal to the fair market value (determined at the time of such Controlling Member Drag Along Sale) of the non-cash proceeds received by such Controlling Member in respect of such Controlling Member Drag Along Sale.

(iv) The date on which the Controlling Member Drag Along Sale is to close and the other closing arrangements will be consummated (which must be the same as those for the purchase and sale between the Purchaser Group and American Capital) will be as specified in the notice provided pursuant to this Section.

(v) Any Controlling Member Drag Along Sale shall be subject to Section 9.5(a) hereof and each Member other than the Controlling Members shall have the right to exercise Tag Along Rights with regard to the sale by the Controlling Members of their Units to the Purchaser Group. In the event that the Members exercise their Tag Along Rights in accordance with Section 9.5(a) hereof, then notwithstanding any provision of this Section 9.5(c) to the contrary, the provisions of Sections 9.5(a)(ii) and 9.5(a)(iii) shall control with regard to the payment of costs and expenses and the liability of the Members with regard to indemnification and other obligations relating to the sale of Units hereunder.

9.6 Resignation. Except as expressly permitted by Article 9 hereof, no Member will be entitled to resign, retire or otherwise withdraw from the Company before the dissolution and winding up of the Company pursuant to Article 14, without the consent of the other Members holding at least a majority in interest of the Voting Percentage (Special).

Article 10

Books of Account; Reports and Fiscal Matters

10.1 Books; Place; Access. The Treasurer will maintain books of account on behalf of the Company at the Principal Office or such other place as may be designated by the Board of Managers. All Members will at all reasonable times have access to and the right to inspect (and at their sole cost and expense, audit) the same.

10.2 Financial Information. The Treasurer will cause to be prepared and delivered to each of the Members summary financial information with respect to each of the first three quarters of each Fiscal Year. Such quarterly financial information will be provided to the Members not later than 45 days following the end of each quarter of the Fiscal Year. The Treasurer will also cause to be prepared and delivered to each of the Members an annual financial report that will describe in reasonable detail the financial and business activities of the Company and include the financial statements of the Company for the previous Fiscal Year. Such annual financial report will be provided to the Members not later than 90 days after the close of each Fiscal Year and will not be audited unless the Board of Managers otherwise decides.

10.3 Tax Information. Within 90 days after the close of each Fiscal Year, all necessary tax information will be transmitted to all Members. All Class A Members, Class B Members and Class C Members will be provided with a copy of any state or federal income tax returns of the Company a reasonable period of time prior to the date upon which the Company shall file such returns.

10.4 Tax Elections and Accounting. The Board of Managers, in consultation with the Company’s tax advisers, will make or refrain from making any elections required or permitted to be made by the Company under the Code and will choose the Company’s tax accounting method from all available tax accounting methods. The Board of Managers may, at the time and in the manner provided in Treasury Regulations Section 1.754-1(b) cause the Company to elect pursuant to Code Section 754 to adjust the basis of the assets of the Company in the manner provided in Code Sections 734 and 743.

10.5 Tax Matters Partner. Until ASAH resigns, is removed, or ceases to be a Member, it will act as the tax matters partner (the “TMP”), as such term is defined in Code Section 6231(a)(7), and the TMP is authorized to and will represent the Company in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings. The Members and the TMP will use all reasonable efforts to comply with the responsibilities outlined in Code Sections 6222 through 6231 (including any Treasury Regulations thereunder and any successor or amendatory provisions thereto for which a tax matters partner is designated). Members holding a majority of the Voting Percentages (Regular) outstanding may remove the TMP at any time or the TMP may resign as TMP at any time. A successor TMP will be determined by the vote of Members holding a majority of the Voting Percentages (Regular) outstanding. Notwithstanding any provision hereof to the contrary, the TMP will not settle any issue in any audit that would have an adverse effect upon any Class A Member, Class B Member or Class C Member without first consulting in good faith with such Member and obtaining the approval of the Board of Managers. Any costs or expenses incurred by the TMP in its capacity as TMP hereunder (including, without limitation, the costs or expenses of legal counsel and/or accountants retained by the TMP to assist it in the performance of its duties hereunder) will be promptly paid or reimbursed by the Company. The TMP shall have no liability to the Company or any Member for any act or omission of the TMP (i) undertaken (or omitted) at the direction of the Board of Managers or (ii) otherwise undertaken (or omitted) by the TMP, provided that the conduct of the TMP is not in contravention of the standard for indemnification set forth in clauses (i), (ii), (iii) and (iv) of Section 8.1 hereof. Any amendment or repeal of this Section 10.5 will not adversely affect any right or protection of a Member who was serving as TMP at the time of such amendment or repeal, and such rights or protections will survive such amendment or repeal with respect to any act or omission that occurred before such amendment or repeal.

10.6 Tax Status. The Members intend that the Company will be classified solely for federal income tax purposes as a partnership.

10.7 Required Records. The Board of Managers will maintain at the Principal Office the information and records that the Members are entitled to obtain from the Company pursuant to Section 18-305(a) of the Act and all tax returns of the Company and its Subsidiaries. Each Member will have the absolute right, upon written demand, to examine and copy, in person or by a legal representative, at any reasonable time, and the Company will make available within ten days after receipt by the Board of Managers of the written demand, all documents referred to in the preceding sentence.

Article 11

Capital

11.1 Initial Capital Contributions; Initial Interests.

(a) Each Member has executed and delivered to the Company a Subscription Agreement or Note and Equity Purchase Agreement pursuant to the provisions of which the Member has agreed to make aggregate Capital Contributions to the Company in an amount equal to its Investment Amount as and when called by the Board of Managers in accordance with this Section 11.1. On or before the Closing Date, each Capital Member other than Fagen will deliver and contribute to the capital of the Company a Capital Contribution equal to $36,747,813.33 multiplied by such Member’s Funding Percentage, as a Capital Contribution (the “Initial Capital Contribution”), and the Company will issue to each Capital Member other than Fagen that number of Class A Units or Class B Units, as applicable, equal to the amount obtained by multiplying (i) the total number of Units set forth across from the Member’s name on Schedule A, by (ii) a fraction, the numerator of which is the Member’s Initial Capital Contribution and the denominator of which is the Member’s Investment Amount. In addition, upon the Closing Date, the

Company will issue to the Controlling Members the Class B Units, if any, set forth next to each such Controlling Member’s name on Schedule A and the Notes. Schedule A indicates the rights and preferences of the Members with respect to their respective interests in the Company (as well as the Members that will receive Class A Units, the Members that will receive Class B Units and the Members that will receive Class C Units).

(b) Upon the prior approval of the Board of Managers, the Company shall make a Capital Call by providing written notice to each Capital Member (each, a “Capital Call Notice”) in the manner set forth in this Section 11.1. The Capital Call Notice shall specify the total amount of the Capital Call, the Capital Member’s allocable share of such Capital Call (the same being equal to the total amount of the Capital Call multiplied by the Capital Member’s Funding Percentage) and the date (the “Funding Date”) that such Additional Capital Contribution shall be paid by each Capital Member, which date shall be five (5) Business Days after the Capital Call Notice is provided to the Capital Members. On the Funding Date, each Capital Member shall contribute to the Company such Member’s allocable share of the Capital Call (the same being equal to the total amount of the Capital Call multiplied by the Capital Member’s Funding Percentage). To the extent a Capital Member makes an Additional Capital Contribution, the remaining Unfunded Investment Amount of such Capital Member shall be correspondingly reduced. Upon the Funding Date, the Company shall issue to each Capital Member that number of Class A Units or Class B Units, as applicable, equal to the amount obtained by multiplying (i) the total number of Units set forth across from the Capital Member’s name on the initial Schedule A (as such number of Units shall be increased to the extent that the Capital Member acquires additional Units from the Company pursuant to Section 11.1(c) hereof), by (ii) a fraction, the numerator of which is the Capital Member’s Additional Capital Contribution and the denominator of which is the Capital Member’s Investment Amount.

(c) If any Capital Member shall default in funding such Capital Member’s allocable share of a Capital Call (the “Default Amount”) on an applicable Funding Date, then such failure shall be deemed to be a “Capital Default” by such Capital Member (a “Defaulting Capital Member”). In the event of a Capital Default, any non-defaulting Capital Member that has the same class of Units as the Defaulting Capital Member (each, a “Non-Defaulting Capital Member”) shall have the right to fund the Default Amount on behalf of the Defaulting Capital Member. If more than one Non-Defaulting Capital Member desires to fund the Default Amount on behalf of the Defaulting Capital Member, unless such Non-Defaulting Capital Members otherwise agree, each Non-Defaulting Capital Member shall fund that portion of the Default Amount equal to the product obtained when multiplying (1) the Default Amount by (2) a fraction, the numerator of which is the Funding Percentage of such Non-Defaulting Capital Member and the denominator of which is equal to the aggregate Funding Percentages of all of the Non-Defaulting Capital Members that have elected to fund a portion of the Default Amount hereunder. If a Non-Defaulting Capital Member funds all or a portion of the Default

Amount (a Non-Defaulting Member providing such funds, a “Covering Capital Member”) on behalf of a Defaulting Capital Member, then such funding of the Default Amount (or portion thereof) shall be treated as a loan (a “Default Loan”) by the Covering Capital Member to the Defaulting Capital Member, which loan shall be due and payable together with interest thereon at the Subordinate Loan Rate on the fifth (5th) day (or if such day is not a Business Day, then on the next Business Day) following delivery of written notice by the Covering Capital Member to the Defaulting Capital Member (the “Maturity Date”), without penalty for prepayment. To the extent that the Defaulting Capital Member fails to repay the Default Loan together with accrued interest thereon on or before the Maturity Date, then upon the first day following the Maturity Date such Default Loan shall automatically be converted into a Capital Contribution by the Covering Capital Member (a “Default Contribution”), and shall constitute a purchase of Units by the Covering Capital Member. In the event of a Default Contribution, the Investment Amount of the Defaulting Capital Member shall be reduced by the principal amount of the Default Loan so converted, and the Investment Amount of the Covering Capital Member making such additional purchase shall be increased by the principal amount of the Default Loan so converted. In addition, upon a Default Contribution hereunder (a) the Company shall issue to the Covering Capital Member that number and class of Units that would have been issued to Defaulting Capital Member with respect to its required Additional Capital Contribution hereunder (in the event there is more than one Covering Capital Member, such Units, and associated Distribution Percentage, will be issued to the Covering Capital Members pro rata in proportion to the portion of the Default Amount funded by each of them), (b) the percentage of Units (and any related Class A Preferred Return, Undistributed Investment Amount, and Distribution Percentages), together with an equal percentage of Voting Percentages (both Regular and Special), of the Defaulting Capital Member equal to the fraction, the numerator of which is three times the principal amount of the Default Loan and the denominator of which is the Defaulting Capital Member’s Investment Amount (provided, however, that such fraction shall not be greater than one), shall, automatically and without further action of any other party, be transferred and assigned by the Defaulting Capital Member to the Covering Capital Members (such Units, Distribution Percentages and Voting Percentages being transferred to the Covering Capital Members pro rata in proportion to the Default Amount funded by each of them), and (c) the Board of Managers (acting upon the consent or approval of a majority of Managers other than the Manager(s) appointed by the Defaulting Capital Member) shall, to the extent necessary, amend Schedule A attached hereto and the further provisions of this Agreement, including the distribution and allocation provisions of this Agreement, all in a manner to properly account for the Covering Capital Members’ purchase of Units (and the adjustments to Voting Percentages and Distribution Percentages) under this Section 11.1. Each Member covenants and agrees that in the event that such Member is a Defaulting Member whose Units are transferred to any Non-Defaulting Member(s) pursuant to this Section 11.1(c), such Member shall cause such transferred Units to be conveyed to the Non-Defaulting Member(s) free and clear of all liens, security interests and encumbrances other than any liens, security interests or encumbrances that secure the repayment of any indebtedness of the Company or any Subsidiary. Without limitation of the foregoing, in the event that the Default Amount is not funded on behalf of the Defaulting Capital Member, then the Defaulting Capital Member shall be liable to the Company for any loss or damage caused to the Company to the extent resulting from the failure of the Defaulting Capital Member to fund the Default Amount in accordance with this Agreement.

(d) Notwithstanding any provision of this Section 11.1 to the contrary, at all times prior to Fagen or any Affiliate thereof submitting the first Application for Payment to the Company or any Subsidiary, Fagen shall not make any Initial Capital Contribution or Additional Capital Contributions to the Company. No later than three Business Days following delivery by Fagen or its Affiliate of the first Application for Payment to Company or any Subsidiary, Fagen shall make a cash Capital Contribution to the Company in such amount that results in Fagen having made aggregate Capital Contributions to the Company equal to its Funding Percentage multiplied by the aggregate Capital Contributions made by all Capital Members to the Company (including in such calculation the Capital Contribution made by Fagen hereunder). The Unfunded Investment Amount of Fagen shall be reduced by the amount of the foregoing Capital Contribution and upon receipt of such Capital Contribution, the Company shall issue to Fagen that number of Class B Units equal to the amount obtained by multiplying (i) the total number of Class B Units set forth across from Fagen’s name on the initial Schedule A, by (ii) a fraction, the numerator of which is Fagen’s Capital Contribution and the denominator of which is the Investment Amount set forth across from Fagen’s name on the initial Schedule A. From and after the date that Fagen or its Affiliate submits the first Application for Payment to the Company or any Subsidiary, Fagen shall be obligated to make Additional Capital Contributions to the Company as required by Section 11.1(b) hereof. Notwithstanding any provision hereof to the contrary, Fagen shall forfeit the Units, the Distribution Percentage and Voting Percentages reflected opposite its name on Schedule A hereto and shall lose any right or title it may have therein, upon any failure of Fagen to make the Capital Contribution due from Fagen pursuant to this Section 11.1(d) when required hereunder, that is not cured within five (5) Business Days of receipt of written notice to Fagen from the Board of Managers. The Board of Managers shall, to the extent necessary, amend Schedule A attached hereto and the further provisions of this Agreement, including the distribution and allocation provisions of this Agreement, all in a manner to properly account for Fagen’s purchase of Units and, if applicable, any forfeiture of its Units, Voting Percentages and/or Distribution Percentage pursuant to this Section 11.1(d).

(e) Notwithstanding anything to the contrary herein, no Capital Member shall have any obligation to make Capital Contributions to the Company in excess of its Investment Amount.

11.2 Right to Return of Contribution. No Member will have the right to the withdrawal or to the return of his, her or its Capital Contribution, except upon the dissolution and liquidation of the Company pursuant to 14.2.

11.3 Subsequent Capital Contributions.

(a) Subject to Section 4.13, if the Board of Managers at any time or from time to time determines that contributions to the capital of the Company, in addition to the contributions described in Section 11.1 hereof, are necessary to the conduct of the Company’s activities, the Company may sell Additional Securities in accordance with Section 5.2 hereof or seek loans from the Members in accordance with Section 11.4 hereof.

(b) If a Member makes a payment directly to a lender in satisfaction of any indebtedness of the Company or any Subsidiary pursuant to any pledge agreement or similar instrument pursuant to which the Member has granted such lender a security interest in its Units (including any distribution payable to the Member that is retained by the lender and applied to sums owning by the Company or any Subsidiary with respect to such indebtedness), such Member shall be deemed to have made a Capital Contribution to the Company equal to such amount and shall receive a credit to its Capital Account and its Undistributed Investment Amount in the amount thereof.

11.4 Loans to the Company; No Interest on Capital. The Members may, but are not obligated to, make loans to the Company from time to time, as authorized by the Board of Managers. Each Member will be provided with the reasonable opportunity to fund its pro rata share of any such loans, based on the Units held by each Member as compared to the Units held by all Members, on the same terms as the other Members. Any such loans will not be treated as Capital Contributions to the Company for any purpose under this Agreement nor entitle such Member to any increase in its share of the profits and losses and distributions of the Company, but the Company will be obligated to such Member(s) for the amount of any such loans pursuant to the terms thereof, as the same are determined by the Board of Managers and such Member. Interest with respect to the outstanding amount of any loans made by a Member to the Company will accrue and be payable at such times and at such rate as agreed upon by the Board of Managers and the lending Member(s). All scheduled principal and interest payments with respect to any loans from a Member to the Company pursuant to this Section 11.4 will be repaid before any distributions to any Members pursuant to Section 13.1, or Section 14.2(d). No interest will be paid on any Capital Contribution to the Company or on any balance in any Capital Account.

11.5 Creditor’s Interest in the Company. No creditor who makes a loan to the Company will have or acquire at any time as a result of making the loan any direct or indirect interest in the profits, capital or property of the Company, other than such interest as may be accorded to a secured creditor. Notwithstanding the foregoing, this provision will not prohibit in any manner whatsoever a secured creditor from participating in the profits of operation or gross or net sales of the Company or in the gain on sale or refinancing of the Company, all as may be provided in its loan or security agreements.

11.6 Capital Accounts. A separate Capital Account (“Capital Account”) will be maintained for each Member in accordance with Code Section 704 and Treasury Regulations Section 1.704-1(b)(2)(iv). The Board of Managers will increase or decrease the Capital Accounts in accordance with the rules of such regulations including, without limitation, upon the occurrence of any of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f). The Board of Managers’ reasonable determination of Capital Accounts will be binding upon all parties.

Article 12

Allocation of Profits and Losses

12.1 Capital Account Allocations.

(a) Subject to Section 12.1(d) hereof, the Board of Managers will allocate Profits among the Capital Accounts of the Members with respect to each Fiscal Year as of the end of such Fiscal Year as follows:

(i) First, to the Members in proportion to, to the extent of and in reverse order of any Losses previously allocated to them pursuant to Sections 12.1(b)(ii), 12.1(b)(iii), 12.1(b)(iv), 12.1(b)(v), and 12.1(b)(vi) that have not previously been restored pursuant to this Section 12.1(a)(i);

(ii) Second, to the Class A Members to the extent of and in proportion to the cumulative Class A Preferred Return, if any, that each Class A Member has earned as of the date of such allocation until the cumulative Profits allocated pursuant to this Section 12.1(a)(ii) equal the cumulative Class A Preferred Return each Class A Member has earned;

(iii) Third, to the Controlling Members (pro rata in proportion to the number of Class B Units held by each Controlling Member), as Class B Members, until the cumulative Profits allocated to the Controlling Members pursuant to this Section 12.1(a)(iii) equal Three Million Seven Hundred Thirteen Thousand Dollars ($3,713,000);

(iv) The balance, if any, to the Members in proportion to their Distribution Percentages.

(b) Subject to Section 12.1(c) and Section 12.1(d), the Board of Managers will allocate Losses among the Capital Accounts of the Members with respect to each Fiscal Year as of the end of such Fiscal Year as follows:

(i) First, to the Members in proportion to, to the extent of and in reverse order of the Profits previously allocated to the Members pursuant to Section 12.1(a)(iv) and not previously reversed pursuant to this Section 12.1(b)(i);

(ii) Then, to the Controlling Members (pro rata in proportion to the number of Class B Units held by each such Controlling Member), as Class B Members, and in an amount equal to the excess of (A) the Profits previously allocated to the Controlling Members pursuant to Section 12.1(a)(iii) and not previously reversed pursuant to this Section 12.1(b)(ii), over (B) the aggregate distributions received by the Controlling Members pursuant to Section 13.1(d);

(iii) Then, to the Class A Members in proportion to, and in an amount equal to the excess of (A) the Profits previously allocated to the Class A Members pursuant to Section 12.1(a)(ii) and not previously reversed pursuant to this Section 12.1(b)(ii), over (B) the aggregate distributions received by the Class A Members with respect to the Class A Preferred Return;

(iv) Then, to the Class B Members in proportion to and to the extent of their remaining, positive Capital Account balances;

(v) Then, to the Class A Members in proportion to, and to the extent of their remaining positive Capital Account balances; and

(vi) Then, to the Members in proportion to their respective Distribution Percentages.

(c) Notwithstanding Section 12.1(b), the Board of Managers will not allocate any item of loss or deduction to a Member that would cause or increase a deficit balance in such Member’s Capital Account (as increased by such Member’s share of partnership minimum gain and partner nonrecourse debt minimum gain, as such terms are defined in Treasury Regulations Section 1.704-2 and applied to the Members of the Company) in excess of any limited dollar amount of such deficit balance that such Member is obligated to restore as of the end of any Fiscal Year, taking into account the amounts and adjustments set forth in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4)-(6) and will make special allocations of the Profits or Losses of the Company among the Members as necessary to cause the allocations under this Section 12.1 to be respected under Code Section 704(b) and Treasury Regulations Section 1.704-1(b)(1). The Board of Managers shall, to the extent possible and in whatever manner it deems appropriate, make subsequent curative allocations of other items of income, gain, loss and deduction to offset any such special tax allocations.

(d) Allocations under this Section 12.1 are intended to meet the alternate test for economic effect under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and, with respect to any allocations of nonrecourse deductions, are intended to meet the requirements of Treasury Regulations Section 1.704-2(e). A “qualified income offset,” a “minimum gain chargeback,” each as defined in the Treasury Regulations, and any such other provision that is necessary to cause the allocations under this Section 12.1 to meet such test and requirements are incorporated by reference into this Agreement.

(e) The Board of Managers’ reasonable determination of allocations will be binding upon all parties.

12.2 Tax Allocations. Subject to Section 12.4, the Board of Managers will allocate the items of income, gain, loss and deduction of the Company for federal income tax purposes among the Members in the same manner that such items are allocated to the Members’ Capital Accounts.

12.3 Tax Credits. All tax credits will be allocated among the Members in accordance with applicable law.

12.4 Code Section 704(c) Allocations. In accordance with Code Section 704(c), income, gain, loss and deduction with respect to any property contributed to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for income tax purposes and its book value for Capital Account purposes, in the same manner as such variations are treated under Code Section 704(c). Any elections or other decisions related to such allocations will be made by the Board of Managers in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 12.4 are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of income, gain, loss or deduction pursuant to any provision of this Agreement.

12.5 Varying Interests During Fiscal Year. In the event of any changes in Units during a Fiscal Year, all Profits and Losses from operations of the Company during such Fiscal Year, using such methods of accounting for depreciation and other items as the Board of Managers determines to use for federal income tax purposes, will be allocated to each Member based on its varying interest in the Company during such operating year in accordance with Code Section 706. The Board of Managers will determine in accordance with Code Section 706 whether to prorate items of income and deduction according to the portion of the Fiscal Year for which a Member held Units or whether to close the books on an interim basis and divide such operating year into two or more segments (provided, however, that with regard to any transfer of Units effected in accordance with Article 9 hereof, the transferor and transferee may mutually elect to cause the Company to prorate items of income and deduction or to close the books with regard to such transfer and, to the extent permitted under Code Section 706, the Board shall cause the Company to comply with such election).

Article 13

Distributions

13.1 Distributions. Subject to Section 13.2 and Section 13.3, the Board of Managers may distribute Net Cash Flow to the Members at such times and in such amounts as the Board of Managers may determine in its reasonable discretion. The Board of Managers will make all distributions of Net Cash Flow in the following order of priority:

(a) First, to the Class A Members in proportion to and to the extent of the excess, if any, of (i) the cumulative Class A Preferred Return of each such Member, over (ii) the sum of all prior distributions to such Member pursuant to this Section 13.1(a);

(b) Then, to the Class A Members, in proportion and to the extent of each such Class A Member’s Undistributed Investment Amount;

(c) Then, to the Class B Members, in proportion and to the extent of each such Class B Member’s Undistributed Investment Amount;

(d) Then, to the Controlling Members (pro rata in proportion to the number of Class B Units held by each Controlling Member), as Class B Members, in an amount equal to the excess, if any, of (i) Three Million Seven Hundred Thirteen Thousand Dollars ($3,713,000) over (ii) the sum of all prior distributions to such Members pursuant to this Section 13.1(d); and

(e) The balance, to the Members in proportion to their Distribution Percentages.

13.2 Distributions for Tax Liabilities. Subject to the limitations on distributions in Section 13.3, the Company will make the following distributions to cover Member tax liabilities:

(a) The Company will make quarterly distributions of money to each Member (in a manner that provides each such Member with sufficient time in which to use such distributions to fund quarterly payments of estimated income taxes) in amounts equal to the highest marginal the federal income tax rate applicable to corporations or individuals, whichever is higher, multiplied by the income and gain (net of any cumulative tax benefits produced for the Members by the Company’s losses, deductions, and credits), if any, allocated to each Member pursuant to this Agreement with respect to the relevant period (the “Taxes on Pass-Through Income”).

(b) The Company will make the distributions required above in a timely manner to allow the tax attributable to the income passed through the Company to any Member to be paid on an annual basis or on a quarterly basis as necessary for the Member to pay any estimated taxes due with respect to such income.

(c) All distributions to a Member made pursuant to this Section 13.2 will reduce the amount of the next succeeding distribution or distributions that would otherwise have been distributed to such Member pursuant to Section 13.1 and Section 14.2.

13.3 Limitations on Distributions. Notwithstanding any provision to the contrary in this Article 13:

(a) All distributions will be subject to any covenants with institutional lenders that limit distributions to the Members.

(b) All distributions made in connection with the liquidation and winding up of the Company will be made in the manner provided in Section 14.2.

(c) No distribution will be made that would result in a violation of Section 18-607 of the Act.

Article 14

Dissolution and Liquidation

14.1 Events Causing Dissolution. The Company will be dissolved only upon the occurrence of any of the following events:

(a) The vote of Members pursuant to Section 4.13; or

(b) The final decree of a court that dissolution is required under applicable law.

14.2 Liquidation and Winding Up. If the Company is dissolved pursuant to Section 14.1, the Company will be liquidated and the Managers (or other Person or Persons designated by the Managers or by a decree of court) will wind up the affairs of the Company. The Managers or other Persons winding up the affairs of the Company will promptly proceed to the liquidation of the Company and, in settling the accounts of the Company, the assets and the property of the Company will be distributed in the following order of priority:

(a) To the payment of all debts and liabilities of the Company in the order of priority as provided by law (other than outstanding loans from a Member);

(b) To the establishment of any reserves deemed necessary by the Managers or the Person winding up the affairs of the Company for any contingent liabilities or obligations of the Company;

(c) To the repayment of any outstanding loans from Members to the Company, pro rata in proportion to the amounts owed to such Members; and

(d) The balance, if any, to the Members in accordance with Section 13.1 hereof.

14.3 No Deficit Restoration Obligation. If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all fiscal periods including the fiscal period during which the liquidation occurs), such Member will have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit will not be considered a debt owed to the Company or to any Person for any purpose whatsoever.

Article 15

Amendment

The Certificate of Formation and this Agreement may be amended by an instrument in writing signed by the Members in accordance with Section 4.13. Notwithstanding the foregoing, so long as Cargill or any Permitted Transferee of Cargill is a Member, Section 9.2(b) may not be amended without the prior written consent of Cargill or its Permitted Transferee. No provision of this Agreement (including Schedule A hereto) may be modified, amended, waived or terminated except as provided in this Article 15. Amendments to Section 4.13, Section 4.14, Section 6.3, Section 6.20, Section 9.5, Section 12.1, Section 13.1, Section 13.2, Section 14.2, Section 18.2, and Article 15 of this Agreement that would materially and adversely affect the rights, voting powers or preferences of the holders of the Class B Units or Class C Units, without materially and adversely affecting the rights, voting powers or preferences of the holders of Class A Units in a similar manner (taking into account their relative rights, voting powers and preferences and subject to Sections 1.9 and 1.10 hereof), shall require the written consent of Members holding 75% of the Voting Percentages (Special) of each such class of Units so affected. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. The Board of Managers is hereby authorized to amend Schedule A as appropriate to reflect accurately any transfers of Units, issuances of new Units, forfeitures of Units, and admissions of new Members that are effected in accordance with this Agreement. Except for such amendments by the Board of Managers to Schedule A hereto, no amendments shall be made by the Board of Managers or the Members to Schedule A hereto. The Board of Managers will promptly deliver a copy of any such amendment to each Member, provided that, a failure of the Board of Managers to deliver a copy of any amendment to the Members will not invalidate such amendment.

Article 16

Approval of Reorganizations and Bankruptcy

Except as expressly permitted by Section 18.2 hereof, without the prior written consent of Members who hold 75% or more of the Voting Percentages (Special) voting as a single class, the Company will not engage in any Reorganization or commence any proceedings or the filing of any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency or similar law.

Article 17

Representations, Warranties of the Members

17.1 Representations and Warranties of the Members. Each of the Members represents and warrants as of the Effective Date to each of the other Members and the Company as follows:

(a) The Units being acquired by such Member are being purchased for such Member’s own account and not with a view to, or for sale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Such Member understands that such Units have not been registered under the Securities Act or any state securities laws by reason of their contemplated issuance in transactions exempt from the registration and prospectus delivery requirements thereof and that the reliance of the Company and others upon such exemptions is predicated in part by the representations and warranties of such Member contained in this Agreement.

(b) Such Member has the requisite power and authority (whether corporate or otherwise) and legal capacity to enter into, and to carry out its obligations under, this Agreement.

(c) The execution and delivery by such Member of this Agreement and the consummation by such Member of the transactions contemplated by this Agreement have been duly authorized before the Effective Date by all necessary action on the part of such Member.

(d) This Agreement has been duly executed and delivered by such Member and constitutes a valid and binding obligation enforceable against such Member in accordance with its terms.

(e) Such Member is not subject to, or obligated under, any provision of (i) any agreement, arrangement or understanding, (ii) any license, franchise or permit or (iii) any law, regulation, order, judgment or decree that would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of such Member’s assets would be created, by such Member’s execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, except for such agreements as to which a Member has previously obtained the consent of the other party or parties thereto.

(f) No authorization, consent or approval of, waiver or exemption by, or filing or registration with, any public body, court, third party or authority is necessary on such Member’s part, which has not previously been obtained by such Member for the consummation of the transactions contemplated by this Agreement.

(g) No Person has or will have, as a result of any act or omission by such Member any right, interest or valid claim against the Company or any other Member for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement.

(h) If such Member is or ever becomes an employee of the Company, such Member acknowledges and agrees that such Member’s ownership of Units and status as a Member does not constitute an express or implied promise by the Company of continued employment and will not interfere in any way with the Company’s right to terminate such employment at any time.

(i) Such Member is an “accredited investor” as defined in Regulation D of the Securities Act.

(j) The Member has had an opportunity to ask questions of and receive answers from the Company or its designated representatives and has had the opportunity to examine such documents and other information which the Member has requested for the purpose of answering questions the Member may have concerning the terms and conditions of this investment, and all such questions have been answered and such documents and information have been reviewed to the full satisfaction of the Member.

Article 18

Miscellaneous Provisions

18.1 Entire Agreement. This Agreement (including the exhibits, schedules and other documents referred to in this Agreement) contains the entire understanding among the Members with respect to the subject matter of this Agreement and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter of this Agreement.

18.2 Incorporation. In the event that the Board of Managers shall decide to cause the Company to engage in an underwritten initial public offering of the securities of the Company and in connection therewith to convert the Company into a corporation or consummate a reorganization (including the divestiture of assets into a wholly-owned subsidiary which is then “spun-out” to its Members), the Board of Managers shall take all necessary actions to convert the Company (on a substantially tax-free basis, to the extent reasonably possible, to all Members) into a “C” corporation organized under the laws of the State of Delaware or consummate a reorganization, as applicable, which conversion or reorganization shall be effected by merger or by such other form of transaction as may be available under applicable law. In such conversion or reorganization, (i) the Units shall be exchanged, pro rata and without dilution, for equity interests in the new entity, with the Class A Members, the Class B Members, the Class C Members, and Class D Members receiving the same class of equity interests in the new entity (with the aggregate number of such equity interests being distributed to and among such Members pro rata in proportion to the relative value of their respective Units in the Company as compared to the value of all of the Units in the Company outstanding), and (ii) the holders of Class B Units and Class C Units shall receive registration rights and rights regarding the transferability of their equity interests in the new entity that are equivalent to such rights as granted to the holders of Class A Units. To the extent that applicable federal and state securities laws require the disclosure of (A) agreements by and between a Capital Member or its Affiliate on the one hand and the Company or a Subsidiary on the other hand, or (B) other Confidential Information regarding a Capital Member or its Affiliates, then the Company shall consult with such Capital Member or its Affiliates and take reasonable efforts to keep confidential the Confidential Information (provided, however, that nothing herein shall require the Company to obtain the consent of such Capital Member or its Affiliates). To the extent required by law and requested by a Member, any such Member shall be entitled to receive non-voting equity securities upon terms that, with respect to such non-voting nature, are reasonably acceptable to such Member and are designed to ensure that such Member will not violate any regulatory restrictions applicable to such Member’s ownership or control over the equity securities. In such event, the Members shall as soon as practicable thereafter execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, all instruments and documents that may be reasonably requested by the Managers to (i) best effectuate the conversion of the Company to a corporation and (ii) keep in full force and effect, to the extent consistent with such conversion the terms, provisions and conditions of this Agreement. It is the intent of the Members that the conversion of the Company into corporate form and the conversion or reorganization of any of the Company’s operating divisions, whether currently existing or existing in the future, into corporate form are part of the Members’ investment decision with respect to the Units; provided that any such conversion or reorganization is effected in conjunction with (and contingent upon) an underwritten initial public offering of the securities of the Company. Each Member agrees and acknowledges that neither the Company nor any Member has made any representation, warranty or covenant to the effect that the Company shall engage in any underwritten initial public offering of its securities and further that neither the Company nor any Member shall have any liability to any other Member in the event that the Company does not engage in any such underwritten initial public offering of its securities.

18.3 Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together will constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

18.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby.

18.5 Successors and Assigns. This Agreement will be binding upon the permitted transferees, successors, assigns and legal representatives of the parties to this Agreement.

18.6 Notices. All notices and other communications relating to this Agreement will be in writing and will be deemed to have been given when personally delivered, three days following mailing by certified or registered mail, return receipt requested, and one Business Day following delivery to a reliable overnight courier or following transmission by electronic facsimile. All notices to the Company will be addressed to its Principal Office. All notices to a Member will be addressed to such Member’s address set forth in the records of the Company or to such other address as has been designated by such Member to the Company.

18.7 Headings. The headings and any table of contents contained in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

18.8 References. References to Sections, Exhibits, Schedules and like references are to Sections, Exhibits, Schedules and the like of this Agreement unless otherwise expressly provided.

18.9 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement will be governed by the internal laws of the state of Delaware, without giving effect to any choice of law provisions thereof.

18.10 Third Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights, remedies, obligations or liabilities of any nature whatsoever; provided, however, that the Indemnitees shall, as intended third-party beneficiaries thereof, be entitled to the enforcement of Article 8, but only insofar as the obligations sought to be enforced thereunder are those of the Company.

18.11 Additional Actions and Documents. The parties agree to execute and deliver any further instruments or perform any acts that are or may become necessary to carry on the Company created by this Agreement or to effectuate its purposes.

18.12 Specific Performance. The Members agree that it is impossible to measure in money the damages that would accrue to any Member or the Company by reason of a failure to perform any of the obligations under this Agreement, including the provisions of Article 9. Therefore, if any Member brings any action or proceeding to enforce the provisions of this Agreement, any Person (including the Company) against whom such action or proceeding is brought waives the claim or defense that such party has an adequate remedy at law, and such Person will not urge in any such action or proceeding the claim or defense that such remedy at law exists.

18.13 Waiver of Partition. Each Member irrevocably waives any and all rights that he, she, or it may have to maintain an action for partition of any of the Company’s property.

18.14 Pronouns. All pronouns will be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the antecedent may require.

18.15 Arbitration. Any claim or dispute of any nature between the parties to this Agreement arising directly or indirectly from the relationship created by this Agreement will be resolved exclusively by arbitration in Delaware, in accordance with the applicable rules of the American Arbitration Association. The fees of the arbitrator(s) and other costs incurred by the parties in connection with such arbitration will be paid by the party which is unsuccessful in such arbitration. The decision of the arbitrator(s) will be final and binding upon both parties. Judgment of the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. If any dispute is submitted to arbitration, each party shall, not later than 30 days before the date set for hearing, provide to the other party and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all Persons each party intends to call at the hearing. Notwithstanding the foregoing, no provision of this Agreement shall be construed as prohibiting any Member from bringing an action in a court of competent jurisdiction seeking the enforcement of this Section 18.15 or otherwise seeking injunctive or other equitable relief. The Members agree and acknowledge that the provisions of this Section 18.15 apply only to claims or disputes between the parties to this Agreement arising directly or indirectly from the relationship created by this Agreement and are not intended to supercede or modify any provisions relating to the resolution of disputes (or the ability of a party to arbitrate or litigate such disputes) that are contained in any other agreements by and between a Member or any Affiliate thereof on the one hand and the Company or any Subsidiary on the other hand.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

Company:	ASAlliances Biofuels, LLC

	By:	/s/ Steven H. Durham
Steven H. Durham
Chairman

Class A Holder:	Midwest First Financial, Inc.

	By:	/s/ Bill Preston
Bill Preston
President

Class A and Class B Holder:	ACSAB, LLC

	By:	/s/ Kevin W. Kuykendall
Kevin W. Kuykendall
President and Secretary

Class A and Class B Holder:	Laminar Direct Capital L.P.

	By:	Laminar Direct Capital GP, Inc.
	Its:	General Partner

	By:	/s/ Robert T. Ladd
Robert T. Ladd
President

Class A and Class B Holder:	USRG ASA, LLC

	By:	US Renewables Group, LLC, its sole member

	By:	/s/ Lee E. Bailey
Lee E. Bailey

Class B Holder:	FDC Ethanol, LLC, a Minnesota limited liability company

	By:	/s/ Roland “Ron” Fagen
Roland “Ron” Fagen
President and Chief Executive Officer

Class B Holder:	Cargill Biofuels Investments, LLC.

	By:	/s/ Dennis Inman
Dennis Inman

Class B and Class C Holder:	ASAlliances Holdings, LP

	By:	ASAH GP, LLC
	Its:	General Partner

	By:	/s/ Steven H. Durham
Steven H. Durham
Chairman

Class D Holders:

EXHIBIT 1

CERTIFICATE OF FORMATION

1

EXHIBIT 2

FORM OF LLC INTEREST CERTIFICATE

[ ]	FORMED UNDER THE LAWS OF THE STATE OF DELAWARE	[	]

ASAlliances Biofuels, LLC

This Certifies that [ ] is the owner and

registered holder of [ ] ( ) Units of

Class Units of ASAlliances Biofuels, LLC

transferable only on the books of the limited liability company by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed.

IN WITNESS WHEREOF, the said limited liability company has caused this certificate to be signed by its duly authorized representatives this              day of                     ,             .

NO

SEAL

2

THE ISSUANCE OF THE UNITS WERE NOT REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. ACCORDINGLY, SUCH UNITS MAY NOT BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (I) THAT TRANSACTION HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS OR (II) THE REGISTERED HOLDER OF THIS CERTIFICATE HAS PROVIDED THE ISSUER WITH AN OPINION OF COUNSEL (WHICH COUNSEL AND OPINION MUST BE REASONABLY ACCEPTABLE TO THE ISSUER) OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE ISSUER THAT THE TRANSACTION IS EXEMPT FROM REGISTRATION AND QUALIFICATION.

THE UNITS ARE NOT TRANSFERABLE EXCEPT AS SET FORTH IN THE LIMITED LIABILITY COMPANY AGREEMENT OF ASALLIANCES BIOFUELS, LLC, DATED AS OF FEBRUARY 6, 2006, AS AMENDED, MODIFIED AND SUPPLEMENTED FROM TIME TO TIME (THE “LLC AGREEMENT”), AND ARE OTHERWISE SUBJECT TO THE TERMS AND CONDITIONS OF THE LLC AGREEMENT.

SCHEDULE A

	Investment Amount	Funding % At close But Prior To Application for Payment	Funding % Post-close But Prior To Application for Payment	Funding % Post-close After First Application for Payment	Distribution Percentage	Initial Units	/----Voting Percentage----/ Regular Special
Class A Units
ACSAB, Inc.	43,756,607	52.8852%	55.9262%	46.9291%	40.2426%	402,426	47.0123%	40.2426%
Laminar Direct Capital L.P.	9,913,303	11.9808%	12.6704%	10.6320%	9.1172%	91,172	10.6509%	9.1172%
USRG ASA, LLC	9,570,000	11.5631%	12.2316%	10.2638%	8.8014%	88,014	10.2821%	8.8014%
Midwest First Financial	2,000,000	5.4425%	0.0000%	0.0000%	1.8394%	18,394	2.1488%	1.8394%

Total Class A	65,239,910	81.8716%	80.8282%	67.8249%	60.0006%	600,006	70.0941%	60.0006%

Class B Units
FDC Ethanol, LLC	15,000,000	0.0000%	0.0000%	16.0875%	10.7997%	107,997	12.6165%	10.7997%
Cargill Biofuels Investments, LLC	14,000,000	16.9198%	17.8937%	15.0150%	10.0797%	100,797	11.7754%	10.0797%
ASAlliances Holdings, L.P.	1,000,000	1.2086%	1.2781%	1.0725%	0.7200%	7,200	0.8411%	0.7200%
ACSAB, Inc.	—	0.0000%	0.0000%	0.0000%	2.6667%	26,667	3.1153%	2.6667%
Laminar Direct Capital L.P.	—	0.0000%	0.0000%	0.0000%	1.0133%	10,133	1.1838%	1.0133%
USRG ASA, LLC	—	0.0000%	0.0000%	0.0000%	0.3200%	3,200	0.3738%	0.3200%

Total Class B	30,000,000	18.1284%	19.1718%	32.1751%	25.5994%	255,994	29.9059%	25.5994%

Class C Units
ASAlliances Holdings, L.P.	—	0.0000%	0.0000%	0.0000%	14.4000%	144,000	0.0000%	14.4000%
Total Class C	—	0.0000%	0.0000%	0.0000%	14.4000%	144,000	0.0000%	14.4000%

Class D Units
Management	—	0.0000%	0.0000%	0.0000%	0.0000%	—	0.0000%	0.0000%

Total Class D	—	0.0000%	0.0000%	0.0000%	0.0000%	—	0.0000%	0.0000%

Total	95,239,910	100.0000%	100.0000%	100.0000%	100.0000%	1,000,000	100.0000%	100.0000%